Exhibit 2.2

Execution Version

ARRANGEMENT AGREEMENT

by and among

Bonfire Interactive Ltd.,

GTY Technology Holdings Inc.,

1176370 B.C. Unlimited Liability Company,

1176363 B.C. Ltd.,

and

Bonfire Holders’ Representative

dated September 12, 2018

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ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING BONFIRE HOLDERS		40

3.1	Capacity and Authority	40
3.2	Title to Bonfire Shares	41
3.3	No Violation	41
3.4	Brokers’ Fee	41
3.5	No Disputes Among Bonfire Holders	41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING GTY PARTIES		41

4.1	Organization, Qualification and Power	41
4.2	Authorization of Transaction	42
4.3	Capitalization	42
4.4	Non-contravention; Required Consents	44
4.5	Brokers’ Fees	44
4.6	SEC Filings; Financial Statements; Absence of Certain Changes	44
4.7	Litigation; Legal Compliance	45
4.9	Trust Account	46

ARTICLE 5 PRE-CLOSING COVENANTS		47

5.1	General	47
5.2	Notices and Consents	47
5.3	Operation of Business	48
5.4	Access and Cooperation	48
5.5	Notice of Developments	49
5.6	No Solicitation of Transaction; No Trading	49
5.7	SEC Filings	50
5.8	Investor Presentations	53
5.9	Listing of Shares	53
5.10	Certain Business Relationships	53
5.11	Exercise of Company Rights	53
5.12	Financial Statements and Related Information	54
5.13	Pre-Closing Reorganization	54
5.14	Trust Account	54
5.15	Incentive Plan	55

ARTICLE 6 POST-CLOSING COVENANTS		55

6.1	General	55
6.2	D&O Indemnification	55
6.3	Exchangeable Shares	56
6.4	Registration Rights	56
6.5	Continued Listing of Shares	56
6.6	Tax Matters	56

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ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE		57

7.1	Conditions to Obligations of the Company and GTY Parties	57
7.2	Conditions to Obligations of the GTY Parties	57
7.3	Conditions to Obligations of the Company	59

ARTICLE 8 REMEDIES FOR BREACHES OF THIS AGREEMENT		60

8.1	Indemnification	60
8.2	Limitations on Indemnification	61
8.3	Notice of Loss; Third-Party Claims	63
8.4	Other Indemnification Matters	65
8.5	Release of Escrow Amount from Escrow	66
8.6	Exclusive Remedy	66
8.7	Roll-Up Transactions	67

ARTICLE 9 TERMINATION		67

9.1	Termination of Agreement	67
9.2	Effect of Termination	68

ARTICLE 10 DEFINITIONS		69

ARTICLE 11 MISCELLANEOUS		89

11.1	Fees and Expenses	89
11.2	Press Releases and Public Announcements	89
11.3	Entire Agreement	89
11.4	Successors; Assignment; No Third-Party Beneficiaries	89
11.5	Counterparts	90
11.6	Headings	90
11.7	Notices	90
11.8	Governing Law	91
11.9	Amendments and Waivers	91
11.10	Specific Performance	91
11.11	Severability	91
11.12	Construction	92
11.13	Currency	92
11.14	Trust Account Waiver	92
11.15	Non-Recourse	93
11.16	Bonfire Holders’ Representative	93

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Exhibits and Schedules

Exhibit A	Plan of Arrangement

Exhibit B	Earnout Payment

Exhibit C	Arrangement Resolution

Exhibit D	Form Escrow Agreement

Exhibit E	Registration Rights

Exhibit F	Pre-Closing Reorganization

Exhibit G	GTY Equity Incentive Plan

Exhibit H	Form of Voting & Support Agreement

Exhibit I	Form of Lock Up Agreement

Exhibit J	Form of Letter of Transmittal

Exhibit K	Form of Employment Agreement

Exhibit L	Support Agreement

Company’s Disclosure Schedule

GTY’s Disclosure Schedule

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ARRANGEMENT AGREEMENT

This Arrangement Agreement (this “Agreement”) is entered into on September 12, 2018 by and among Bonfire Interactive Ltd. (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), 1176370 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the Business Corporations Act (British Columbia), 1176363 B.C. Ltd., a company incorporated under the Business Corporations Act (British Columbia) (“Exchangeco”), and Corry Flatt, in his capacity as the Bonfire Holders’ Representative pursuant to the designation in Section 11.16. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 10 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Each of the Company, GTY, Callco, Exchangeco and, upon its incorporation and its addition as a party to this Agreement pursuant to Section 11.4, Holdings may also be referred to individually herein as a “Party,” and collectively as the “Parties.”

PRELIMINARY STATEMENTS

A.          GTY is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B.           Prior to the date of the filing of the Interim Order, GTY will incorporate in the State of Massachusetts a wholly-owned, direct subsidiary of GTY (“Holdings”), for the purpose of consummating the Transaction and the Roll-Up Transactions, and the parties hereto have agreed that it is desirable to utilize Holdings to effectuate the Transaction and for Holdings to file the Registration Statement (as defined herein).

C.           Prior to the Effective Time, a newly formed wholly-owned subsidiary of Holdings (“GTY Merger Sub”) will merge with and into GTY with GTY continuing as the surviving entity upon the terms and subject to the conditions set forth in an agreement and plan of merger by and among Holdings, GTY and GTY Merger Sub (the “GTY Merger”).

D.          After the GTY Merger and prior to the Effective Time, GTY will assign to Holdings all of GTY’s rights, interests and obligations under this Agreement and all agreements in connection with the Roll-Up Transactions.

E.           GTY Merger Sub is a newly formed, wholly-owned Subsidiary of GTY, and was formed for the sole purpose of the Transaction.

F.           Callco is a wholly-owned, direct Subsidiary of GTY and, following the GTY Merger, will be a wholly-owned, direct Subsidiary of Holdings.

G.           Exchangeco is a wholly-owned, direct Subsidiary of Callco.

H.           The Company and its Subsidiaries are engaged in the business of the research, design, development, implementation, customization, marketing, sale, licensing or provision of procurement and bid management products, applications, services or technologies (as such business is carried on as of the Closing Date, the “Business”).

I.           Immediately prior to the Effective Time, the Persons listed in Section 2.3(a) of the Company’s Disclosure Schedule (together with the holders of the vested Bonfire Options and the Bonfire Warrant, the “Bonfire Holders”) will own all of the issued and outstanding shares of Capital Stock of the Company, which consists of Common Shares and Preferred Shares, issuable in series, the first series of which has been designated Series Seed I Preferred Shares, the second series of which has been designated Series Seed II Preferred Shares, the third series of which has been designated Series Seed III Preferred Shares, the fourth series of which has been designated Series Seed IV Preferred Shares and the fifth series of which has been designated Series A Preferred Shares (collectively, the “Bonfire Shares”).

J.           The Company, GTY, Callco and Exchangeco wish to propose a statutory plan of arrangement under the OBCA on substantially the terms and conditions set forth in the Plan of Arrangement attached as Exhibit A involving, among other things, the acquisition by Callco and Exchangeco of all of the issued and outstanding Bonfire Shares in exchange for cash and, at the election of Bonfire Holders, shares of GTY Common Stock or Exchangeable Shares.

K.          The Bonfire Board has unanimously determined that the Arrangement is in the best interests of the Company and recommends that the Bonfire Holders vote in favor of the Arrangement Resolution.

L.           Certain Bonfire Holders, the Company and the GTY Parties have entered into voting and support agreements substantially in the form attached hereto as Exhibit H (“Voting and Support Agreements”), pursuant to which, among other things, the particular Bonfire Holders have agreed to vote all of the Bonfire Shares held by them in favor of the Arrangement Resolution at the Company Shareholder Meeting.

M.         Immediately following the execution and delivery of this Agreement, the Company shall use all commercially reasonable efforts to obtain Voting and Support Agreements from the remaining Bonfire Holders and the holders of the Bonfire Options and Bonfire Warrants, in which case the parties hereto shall consider in good faith, and if acceptable shall make and approve, such amendments to this Agreement as may be reasonably required in order to give effect to the transactions contemplated herein by way of share purchase transactions without the requirement on the part of the parties hereto to complete the Arrangement, all in accordance with Section 1.13 of this Agreement.

N.           The Bonfire Holders acknowledge that it is in the best interests of all of the holders of GTY Common Stock to reasonably cooperate in good faith with GTY in connection with the orderly sale and disposition of the GTY Common Stock in the future in a manner that maximizes value for all holders of GTY Common Stock, and certain of the Bonfire Holders have agreed to enter into certain covenants relating thereto contemplated by this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1          Plan of Arrangement.

(a)          Arrangement. On the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the OBCA, the Parties agree to carry out the Arrangement and to use their commercially reasonable efforts to cause the Closing to occur as promptly as practicable following the Proxy Statement Filing Date in accordance with the terms of this Article 1 and in any event after the date that all steps comprising the Pre-Closing Reorganization have been consummated and before the Termination Date. On the Closing Date, the Articles of Arrangement (“Articles of Arrangement”), the Final Order and such other documents as may be required to give effect to the Arrangement will be filed with the Director who will then issue the Certificate of Arrangement. The Certificate of Arrangement will be conclusive evidence that the Arrangement has become effective on, and be binding on and after, the Effective Time.

(b)          Interim Order. The Company agrees that as soon as reasonably practicable after the date of this Agreement, but in any event prior to 5 Business Days following the Proxy Statement Filing Date, it will, in a manner reasonably acceptable to the GTY Parties, pursuant to Section 182(5) of the OBCA and, in cooperation with the GTY Parties, prepare, file and diligently pursue an application for the Interim Order, which will provide, among other things:

(i)          for the calling and holding of the Company Shareholder Meeting, including confirming the record date for determining the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholder Meeting and for the manner in which such notice is to be provided;

(ii)         that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution by the Bonfire Holders will be 66 2/3% or more of the votes cast on the Arrangement Resolution by the Bonfire Holders present in person or represented by proxy at the Company Shareholder Meeting, voting together as a single class;

(iii)        for the notice requirements with respect to the presentation of the application to the Court for a Final Order;

(iv)        that the Company Shareholder Meeting may be adjourned or postponed from time to time by the Company with the consent of the GTY Parties without the need for further approval from the Court;

(v)         confirmation of the record date for the purposes of determining the Bonfire Holders entitled to receive material and vote at the Company Shareholder Meeting; and

(vi)        for such other matters as the GTY Parties may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

(c)          Company Shareholder Meeting. The Company shall use its best efforts to take all such steps as are necessary to set the record date for the Company Shareholder Meeting as a date not later than the date the Interim Order is obtained in accordance with (b) above and subject to the terms of this Agreement and in accordance with and compliance with the Interim Order, as promptly as practicable (and in any event no later than 35 days after the Proxy Statement Filing Date or such later date as may be required in order to provide Bonfire Holders with additional disclosure as required in connection with the SEC review of the Proxy Statement) convene and hold the Company Shareholder Meeting in accordance with the Interim Order and applicable Law for the purpose of considering the Arrangement Resolution and, unless this Agreement has been validly terminated in accordance with Article 9, the Company will not cancel the Company Shareholder Meeting or fail to put the Arrangement Resolution before the Bonfire Holders for their consideration without the GTY Parties’ prior written consent, other than as may be required under the Interim Order or applicable Law. The Company will diligently do all such acts and things as may be necessary to comply with applicable Laws (including securities Laws and the articles of the Company) in relation to the Company Shareholder Meeting. Subject to the GTY Parties complying with all applicable Laws, the GTY Parties may at any time, directly or through a soliciting dealer, actively solicit proxies in favor of the Arrangement Resolution.

(d)          Information Circular.

(i)          As promptly as practicable after the execution and delivery of this Agreement, the Company will prepare the Circular, together with any other documents required by applicable Laws in connection with the Arrangement, and in consultation with the GTY Parties. In the context of preparing the Circular, the Company will consider in good faith any comments provided by GTY. As promptly as practicable after the receipt of the Interim Order (and in any event by no later than one (1) day thereafter), the Company will deliver the final Circular to the GTY Parties. The GTY Parties shall have the right to review and approve any changes to the Circular made in connection with the Interim Order. As soon as practicable after the GTY Parties’ approval of the Circular (and in any event no later than one (1) Business Day thereafter), the Company shall cause the Circular and all other documentation required in connection with the Company Shareholder Meeting to be sent to each of the Bonfire Holders and be filed as required by the Interim Order and applicable Law.

(ii)         The Company will ensure that the Circular complies with all applicable Laws including securities Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the GTY Parties or any third party that is not an Affiliate of the Company). Without limiting the generality of the foregoing, the Company will ensure that the Circular: (i) provides Bonfire Holders entitled to vote with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Shareholder Meeting and the GTY Parties will provide all information they reasonably believe is required of them in order for the Company to do so, at the Company’s request, (ii) includes a statement that the Bonfire Board has unanimously determined that the Arrangement is in the best interests of the Company and recommends that the Bonfire Holders vote in favor of the Arrangement Resolution and (iii) includes a statement that each director and senior officer of the Company intends to vote all of his or her Bonfire Shares in favor of the Arrangement Resolution and against any resolution submitted by any Bonfire Holder that is inconsistent with the Arrangement.

(e)          Final Order. The Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 182(5) of the OBCA as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is approved at the Company Shareholders Meeting as provided for in the Interim Order.

(f)          Preparation of Filings. The Company shall:

(i)          prepare any application for the orders, rulings and consents and any other documents reasonably deemed by the GTY Parties or the Company to be necessary to discharge their respective obligations under applicable securities and corporate Laws in connection with the Arrangement and the other transactions contemplated hereby including, if applicable, the draft Circular including the draft Interim Order and Articles of Arrangement that are required by the OBCA to be sent to the Director appointed pursuant to Section 278 of the OBCA in order for the Arrangement to be effective; and

(ii)         take all such action as may be required under the OBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, and the GTY Parties will cooperate with the Company in completion of the above.

(g)          Information for Filings, etc. Each of the GTY Parties and the Company will furnish to the other all such information concerning it and its shareholders as may be reasonably required (and, in the case of its shareholders, available to it) for the completion of the actions described in this Section 1.1, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(h)          Changes in Information. The GTY Parties and the Company will each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a consent described in Section 1.1 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or consent. In any such event, the GTY Parties and the Company will cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, will cause the same to be distributed to the Bonfire Holders and filed, as required with the relevant securities regulatory authorities.

1.2          Individual Arrangement Consideration. The consideration payable to each Bonfire Holder by the GTY Parties for all of the Bonfire Shares held (or deemed to be held) by it at the Effective Time shall be the Individual Arrangement Consideration, comprised as follows:

(a)          at the election of such Bonfire Holder in accordance with the Plan of Arrangement, the Pro Rata Portion of the Arrangement Shares (less the Pro Rata Portion of the Escrow Shares) in the form of either (i) shares of GTY Common Stock or (ii) the Exchangeable Shares, provided that in the event that a Bonfire Holder does not at least five (5) Business Days prior to the Closing Date provide GTY with satisfactory evidence, acting reasonably, that such Bonfire Holder satisfies the Investment Requirements, such Bonfire Holder shall receive in lieu of the Arrangement Shares to which it would otherwise be entitled under this Section 1.2(a) (such Arrangement Shares, “Cash-out Shares”), a cash payment equal to the GTY Share Price multiplied by the number of Arrangement Shares otherwise issuable to such Bonfire Holder under this Section 1.2(a);

(b)          the Pro Rata Portion of the Cash Consideration;

(c)          the right to receive the Pro Rata Portion of the Escrow Shares and Cash Escrow Amount, if any, pursuant to the Escrow Agreement, provided that in the event that a Bonfire Holder does not at least five (5) Business Days prior to the Closing Date provide GTY with satisfactory evidence, acting reasonably, that such Bonfire Holder satisfies the Investment Requirements, such Bonfire Holder shall receive in lieu of the Escrow Shares to which it would otherwise be entitled under this Section 1.2(c), a cash payment equal to the amount the Escrow Agent is able to sell such Escrow Shares for in open-market transactions (provided such Escrow Shares, if Exchangeable Shares, have been exchanged for shares of GTY Common Stock), less any brokerage fees or other transaction costs reasonably incurred in connection therewith;

(d)          the right to receive the Pro Rata Portion of any amounts payable to the Bonfire Holders out of the Purchase Price Escrow Amount;

(e)          the right to receive the Pro Rata Portion of an amount, if any, equal to the Earnout Payment; and

(f)          the right to receive the Pro Rata Portion of any funds payable to the Bonfire Holders out of the Representative Expense Fund in accordance with Section 11.16(f).

For certainty, there is no assurance that the Bonfire Holders will be entitled to receive any of the distributions or payments contemplated in the foregoing subsections (c), (d) and (e). Each Bonfire Holder shall be required to execute and deliver to the Exchange Agent a Letter of Transmittal prior to receipt of his, her or its Individual Arrangement Consideration.

1.3          Payment and Delivery of Aggregate Arrangement Consideration.

(a)          Subject to any withholding pursuant to Section 1.8, the GTY Parties shall pay the aggregate Individual Arrangement Consideration payable to all Bonfire Holders as follows:

(i)          by depositing, or causing to be deposited, prior to the Effective Time with Continental Stock Transfer & Trust Company or such other bank or trust company that may be designated by the GTY Parties and be reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the Bonfire Holders, for exchange in accordance with this Section 1.3 and the Plan of Arrangement through the Exchange Agent, sufficient funds, shares of GTY Common Stock and Exchangeable Shares in an aggregate amount necessary for the payment of the Cash Consideration (less the Closing Option Amount) and the Arrangement Shares (less the Escrow Shares);

(ii)         by depositing prior to the Effective Time the Escrow Shares and the Cash Escrow Amount into the Indemnity Escrow Account, which Escrow Shares and Cash Escrow Amount shall be released from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement; and

(iii)        by depositing prior to the Effective Time $100,000 in cash (the “Purchase Price Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an account (the “Purchase Price Escrow Account”) that will be designated and administered by the Escrow Agent in accordance with Section 1.6 and Section 1.7 of this Agreement and in accordance with an Escrow Agreement to be in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”).

(b)          The Cash Consideration and the Arrangement Shares (less the Escrow Shares) are referred to herein, collectively, as the “Arrangement Consideration”. The funds and shares provided to the Exchange Agent are referred to as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Arrangement Consideration contemplated to be issued pursuant to the Plan of Arrangement out of the Exchange Fund. Except as contemplated by the Plan of Arrangement, the Exchange Fund shall not be used for any other purpose.

(c)          The Escrow Agreement will provide, among other things, that all amounts in the Purchase Price Escrow Account will be released in accordance with the terms and conditions set forth in Section 1.6 and Section 1.7.

1.4          Exchange Share Rollover Election. Exchangeco and each Bonfire Holder receiving Exchangeable Shares, either as Arrangement Shares at Closing or as part of the Earnout Payment, shall make a joint election under subsection 85(1) of the Tax Act and the corresponding provisions of any applicable provincial Tax statute with respect to the sale of Bonfire Shares sold by such holder. Each party shall bear their respective fees and expenses relating to the making of such election in accordance with Section 11.1 of this Agreement, it being understood that each such holder shall in a timely fashion, and at the sole cost and expense of the Company (and with such cost and expense to be estimated and accrued in the Estimated Closing Date Working Capital), prepare and provide Exchangeco with two signed copies of the appropriate election forms duly completed. Each such joint election shall specify an elected amount in respect of such Bonfire Shares to be determined by the relevant holder, subject to the limitations set forth in the Tax Act and the corresponding provisions of any applicable provincial Tax statute. Exchangeco shall sign any such joint election within a period of ten (10) Business Days from the date of its receipt from the applicable Bonfire Holder.

1.5          Closing Date Statement. No later than two (2) Business Days before the Closing Date, the Bonfire Holders’ Representative shall deliver to the GTY Parties a statement (the “Closing Date Statement”) setting forth or attaching, as applicable:

(a)          the Company’s good faith estimate of Closing Date Working Capital (“Estimated Closing Date Working Capital”), and either (i) the amount, if any, by which such estimate exceeds Target Working Capital (any such amount, an “Estimated Working Capital Excess”) or (ii) the amount, if any, by which such estimate is less than Target Working Capital (any such amount, an “Estimated Working Capital Deficit”);

(b)          the Company’s good faith estimate of Closing Date Cash (the “Estimated Closing Cash Amount”) and Closing Date Indebtedness (the “Estimated Closing Indebtedness Amount”); and

(c)          the resulting calculation of the Cash Consideration.

1.6          Post-Closing Purchase Price Determination.

(a)          After Closing, GTY shall prepare and, within ninety (90) days after Closing, GTY shall deliver to the Bonfire Holders’ Representative, a statement (together with reasonable supporting documentation) setting forth GTY’s determination of (i) Closing Date Working Capital, (ii) Closing Date Cash, and (iii) Closing Date Indebtedness (the “Purchase Price Adjustment Statement”).

(b)          Following the Closing Date, the Company shall permit the Bonfire Holders’ Representative and its counsel, accountants and other advisors reasonable access (during normal business hours, with the right to make copies) to the financial and other relevant books and records of the Company and its Subsidiaries, in each case for the purposes of the review and objection right and dispute process contemplated in this Section 1.6. Notwithstanding the foregoing provisions of this Section 1.6(b), the Company shall not be required to, or to cause any of its Subsidiaries or Affiliates to, grant access to or furnish information to the Bonfire Holders’ Representative to the extent that, in each case on the advice of its outside counsel (i) such information is subject to an attorney/client or attorney work product privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law, in which case GTY shall use its commercially reasonable efforts to provide the requested information in such alternative manner as may be reasonably required for the purposes of the review and objection right and dispute process contemplated in this Section 1.6.

(c)          If the Bonfire Holders’ Representative disagrees with the Purchase Price Adjustment Statement, the Bonfire Holders’ Representative shall notify GTY in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement, which notice (subject to GTY’s compliance with its obligations set forth in Section 1.6(b) above) shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (a “Purchase Price Dispute Notice”). Any component of GTY’s Purchase Price Adjustment Statement that is not the subject of an objection by the Bonfire Holders’ Representative shall be final and binding on the Parties and deemed to be part of the Final Purchase Price Adjustment Statement. If the Bonfire Holders’ Representative does not deliver a Purchase Price Dispute Notice within such 30-day period, the Purchase Price Adjustment Statement, as delivered by GTY to the Bonfire Holders’ Representative, shall be the “Final Purchase Price Adjustment Statement”. If the Bonfire Holders’ Representative does deliver a Purchase Price Dispute Notice within such 30-day period (the aggregate amount in dispute as set forth in the Purchase Price Dispute Notice, the “Disputed Amounts”), then the Disputed Amounts shall be resolved pursuant to Section 1.6(d).

(d)          GTY and the Bonfire Holders’ Representative shall negotiate in good faith to resolve any Disputed Amounts and, if the Parties are able to resolve all Disputed Amounts, the Purchase Price Adjustment Statement, as modified to reflect such resolution, shall be the “Final Purchase Price Adjustment Statement”. If GTY and the Bonfire Holders’ Representative are unable to resolve all Disputed Amounts within twenty (20) days after delivery of the Bonfire Holders’ Representative’s Purchase Price Dispute Notice, then the Disputed Amounts shall be referred for final determination to a mutually agreed upon nationally recognized firm of independent certified public accountants, which does not have any material relationship with GTY, the Bonfire Holders’ Representative or any of their respective Affiliates (such firm, or any successor thereto, the “Accounting Expert”) within fifteen (15) days after the end of such 20-day period. If GTY and the Bonfire Holders’ Representative are unable to agree upon an Accounting Expert within such 15-day period, then the Accounting Expert shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York which does not have any material relationship with GTY, the Bonfire Holders’ Representative or any of their respective Affiliates. The Bonfire Holders’ Representative and GTY shall execute any agreement reasonably required by the Accounting Expert for its engagement hereunder. The Accounting Expert shall consider only those Disputed Amounts which GTY and the Bonfire Holders’ Representative have been unable to resolve. The Accounting Expert will act as an expert (not an arbitrator) and may select as a resolution the position of either GTY or the Bonfire Holders’ Representative for each Disputed Amount (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) or may impose an alternative resolution which cannot be higher than the highest value or lower than the lowest value presented by each Party for a disputed amount. The Accounting Expert shall deliver to GTY and the Bonfire Holders’ Representative, as promptly as practicable, and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. Such report shall be final and binding upon the Parties. In selecting such resolution, the Accounting Expert shall rely solely on the terms of this Agreement and on written submissions and supporting material provided by GTY and the Bonfire Holders’ Representative, and at the Accounting Expert’s election, pursuant to responses provided by the GTY and the Bonfire Holders’ Representative to inquiries posed by the Accounting Expert’s review of the foregoing, but not pursuant to an independent review. Upon the decision of the Accounting Expert, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Expert’s decision (and as otherwise adjusted in accordance with this Section 1.6), shall be the Final Purchase Price Adjustment Statement. The fees, costs and expenses of the Accounting Expert shall be allocated to and borne by GTY and the Bonfire Holders’ Representative based on the inverse of the percentage that the Accounting Expert’s determination (before such allocation) bears to the Disputed Amount as originally submitted to the Accounting Expert. For example, should the items in dispute total in amount to $1,000 and the Accounting Expert awards $600 in favor of the Bonfire Holders’ Representative’s position, 60% of the costs of its review would be borne by GTY and 40% of the costs would be borne by the Bonfire Holders’ Representative. Notwithstanding anything herein to the contrary, no resolution of any Disputed Amount or any facts, circumstances or events giving rise to any such Disputed Amount, whether by the Accounting Expert otherwise, shall limit the right of any party to assert and prevail on a claim for a breach of a representation or warranty hereunder pursuant to Article 8 (and subject to the limitations set forth therein).

(e)          “Final Cash Consideration” means an amount equal to: (i) the Cash Purchase Price, less (ii) the Closing Date Indebtedness amount as set forth in the Final Purchase Price Adjustment Statement, less (iii) the Purchase Price Escrow Amount, less (iv) the Cash Escrow Amount, less (v) the Representative Expense Fund, plus (vi) the amount of any Working Capital Excess as set forth in the Final Purchase Price Adjustment Statement, less (vii) the amount of any Working Capital Deficit as set forth in the Final Purchase Price Adjustment Statement, plus (viii) the Closing Date Cash as set forth in the Final Purchase Price Adjustment Statement (in each case, terms used in this paragraph which are not defined in this Agreement shall have the same meaning as those same terms that are defined by reference to “Estimated”, except as finally determined).

1.7          Post-Closing Adjustment Amount.

(a)          The “Adjustment Amount,” which may be positive or negative, shall mean an amount equal to (i) the Final Cash Consideration, minus (ii) Cash Consideration.

(b)          If the Adjustment Amount is a positive number or zero, then:

(i)          GTY and the Bonfire Holders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Purchase Price Escrow Account all of the funds contained therein to the Bonfire Holders’ Representative for the benefit of the Bonfire Holders; and

(ii)         GTY shall promptly pay to the Bonfire Holders’ Representative the balance of the Adjustment Amount, if any, for the benefit of the Bonfire Holders.

(c)          If the Adjustment Amount is a negative number, then GTY and the Bonfire Holders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Purchase Price Escrow Account all of the funds contained therein as follows:

(i)          to GTY, an amount equal to the lesser of: (x) the balance of the Purchase Price Escrow Account, or (y) the absolute value of the Adjustment Amount;

(ii)         if the absolute value of the Adjustment Amount is less than the balance of the Purchase Price Escrow Account, to the Bonfire Holders’ Representative the remainder of the Purchase Price Escrow Account, for the benefit of the Bonfire Holders; and

(iii)        to the extent that the absolute value of the Adjustment Amount exceeds the balance of the Purchase Price Escrow Account, GTY shall be entitled to recover such excess adjustment amount, at its option in its sole discretion, from the Indemnity Escrow Account or directly from the Bonfire Holders, subject to the limitations set forth in Article 8 hereof.

(d)          Any amounts payable pursuant to this Section 1.7 shall be paid (or joint instruction to the Escrow Agent shall be provided) within two (2) Business Days after final determination pursuant to Section 1.6 of the Final Purchase Price Adjustment Statement, by wire transfer of immediately available funds to an account designated by the Party receiving such payment.

(e)          The Bonfire Holders and the GTY Parties agree to treat any payment made pursuant to this Section 1.7 as an adjustment to the purchase price for federal, state, local and non-U.S. income Tax purposes.

1.8          Withholding. Subject to Section 1.14 of this Agreement, the GTY Parties, the Company, the Exchange Agent and their Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, the Tax Act, or under any provision of state, local or foreign Tax Law or under any other applicable legal requirement. For greater certainty, the number of shares of GTY Common Stock or Exchangeable Shares, or any shares forming part of the Earnout Payment, as the case may be, shall not be reduced to satisfy any such withholding obligation. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The GTY Parties shall provide the Bonfire Holders’ Representative with at least five (5) Business Days’ prior written notice of any withholding proposed to be made by the GTY Parties in accordance with the terms and conditions of this Section 1.8.

1.9          Closing. The consummation of the Transaction (the “Closing”) shall take place at the offices of Winston & Strawn LLP in New York, New York, or remotely via electronic exchange of documents and signatures, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as GTY and Bonfire Holders’ representative may mutually agree in writing (the “Closing Date”).

1.10        Earnout Payment. Subject to the terms and conditions of Exhibit B, after the Closing, the applicable GTY Parties shall pay to the Bonfire Holders the Earnout Payment as additional consideration pursuant to and in accordance with Exhibit B.

1.11        Convertible Securities.

(a)          Under the Plan of Arrangement:

(i)       all vested Bonfire Options will, immediately prior to Closing, be surrendered for cancellation and the holders thereof will receive, subject to any Tax withholding remitting obligations of the Company, for each Bonfire Option, an amount equal to their Individual Arrangement Consideration, which shall be calculated based upon a number of Bonfire Shares equal to (A) the In-the-money-amount of such Bonfire Option, divided by (B) the Closing Value of a Bonfire Share, and each holder of Bonfire Options shall receive under the Plan of Arrangement the Individual Arrangement Consideration as if it were a Bonfire Holder with respect to such In-the-money-amount;

(ii)         all unvested Bonfire Options will be surrendered for cancellation and the holders thereof will receive, subject to any Tax withholding remitting obligations of the Company, stock options under the GTY Equity Incentive Plan (“Assumed Option(s)”) in accordance with the Plan of Arrangement; provided that the Assumed Options shall represent, in the aggregate, no greater than 1,200,000 shares of GTY Common Stock;

(iii)        each such Bonfire Option shall be cancelled and terminated and the holder thereof shall thereafter only have the right to receive the foregoing consideration and the Bonfire Stock Option Plan will be terminated and be of no further force and effect; provided that the payment of the Cash Consideration portion of the Individual Arrangement Consideration (the aggregate amount of all such Individual Arrangement Consideration, the “Closing Option Amount”) payable to any Bonfire Holder with respect to his or her Bonfire Option shall be transferred to the Company for further payment, as soon as practicable (but in no event later than the second regular payroll date after the Effective Time), to such Bonfire Holders of such Individual Arrangement Consideration through the Company’s payroll processing system or other appropriate account net of applicable Tax withholding;

(iv)       the Bonfire Warrants will be surrendered for cancellation in exchange, subject to any Tax withholding remitting obligations of the Company, for an amount equal to the Individual Arrangement Consideration, which shall be calculated based upon a number of Bonfire Shares equal to (A) the In-the-money-amount of such Bonfire Warrant, divided by (B) the Closing Value of a Bonfire Share and the holder thereof shall thereafter only have the right to receive the foregoing consideration and the certificate representing the Bonfire Warrant will be terminated and be of no further force and effect;

(v)         for greater certainty, the obligation of the Company to pay the consideration referred to in this Section 1.11 will not be considered a liability of the Company for the purposes of determining the Closing Date Working Capital, the Transaction Expenses, or the Closing Date Indebtedness;

(vi)        each stock option granted under the GTY Equity Incentive Plan in respect of any unvested Bonfire Option shall continue to have, and be subject to, the same vesting terms as those set forth in the Bonfire Stock Option Plan and the option agreements relating thereto, as in effect immediately prior to the Closing, except that (A) such Assumed Option will be exercisable for that number of whole shares of GTY Common Stock equal to the product of the number of Bonfire Shares that were issuable upon exercise of such unvested Bonfire Option immediately prior to the Closing multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of GTY Common Stock, and (B) the per share exercise price for the shares of GTY Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the exercise price per Bonfire Share at which such Assumed Option was exercisable immediately prior to the Closing by the Option Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each such Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to GTY Common Stock prior to or subsequent to the Closing; and

(vii)       notwithstanding any other provision of this Agreement, the Company shall have the right in its sole discretion and/or otherwise in accordance with the terms and conditions of the Bonfire Options to accelerate the vesting of all or any portion of the unvested Bonfire Options prior to the Closing.

1.12        Arrangement Binding on Bonfire Holders. For greater certainty:

(a)          this Agreement is intended to constitute a purchase and sale agreement relating to the Bonfire Shares, the terms and conditions of which shall include the provisions of the Plan of Arrangement;

(b)          subject to the Plan of Arrangement taking effect, the execution of this Agreement by the Bonfire Holders’ Representative will be deemed to be and to have always been an execution of such purchase and sale agreement described in clause (a) on behalf of each Bonfire Holder; and

(c)          subject to the Plan of Arrangement taking effect, each such Bonfire Holder will be deemed to be and to have always been a party to such purchase and sale agreement described in clause (a) effective on and after the date of this Agreement and, without limiting the generality of the forgoing, each such Bonfire Holder shall be bound by the provisions of this Section 1.12 and Section 11.16 and Article 8 of this Agreement.

1.13        Share Purchase Agreement. The Company shall use all commercially reasonable efforts to obtain executed and delivered Voting and Support Agreements from all of the remaining Bonfire Holders, the remaining holders of Bonfire Options and the remaining holders of Bonfire Warrants on or before a date not later than September 15, 2018, in which case the parties hereto shall consider in good faith, and if acceptable in their respective sole discretion shall make and approve, such amendments to this Agreement as may be reasonably required in order to give effect to the transactions contemplated herein by way of share purchase transactions without the requirement on the part of the parties hereto to complete the Arrangement contemplated by Section 1.1 of this Agreement.

1.14        Section 110(1.1) of the Tax Act; Tax Slips. Notwithstanding any other provision of this Agreement, the Parties hereto agree that it is their mutual intention to waive any entitlement to a deduction for Canadian Tax purposes in respect of the payment of the Individual Arrangement Consideration to be paid on account of the Bonfire Shares or Bonfire Options pursuant to Section 1.2 or Section 1.11, in accordance with subsection 110(1.1) of the Tax Act and undertake to prepare tax slips for the employees on such basis. Tax slips prepared for Canadian resident employees will, to the extent available, reflect the deduction pursuant to paragraph 110(1)(d) of the Tax Act.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING the Company

As an inducement to the GTY Parties to enter into this Agreement and to consummate the Transaction, the Company hereby represents and warrants to the GTY Parties as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date) that:

2.1          Organization, Qualification and Power. Each Company Party (i) is an entity as described in Section 2.1 of the Company’s Disclosure Schedule, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or existing, to have such power or authority, or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has Made Available to the GTY Parties, prior to the date of this Agreement, correct and complete copies of the Organizational Documents, the minute books, share capital record books and the other books and records of each Company Party, and such books and records are accurate, up-to-date and complete and have been maintained in accordance with all applicable Laws in all material respects. There have been no formal meetings of the equityholders or the boards of directors (or equivalent body) of the Company Parties or other material corporate actions, resolutions or consents of the equityholders or the boards of directors (or equivalent body) of the Company Parties that are not reflected in such books and records. No Company Party is in default under or in violation of any provision of its Organizational Documents, or has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name or trade name within the past five (5) years.

2.2          Authorization of Transaction. Each Company Party has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance of this Agreement and each Ancillary Agreement by each Company Party, and the consummation of the Transaction, have been duly approved by all requisite action on the part of such Company Party. This Agreement and each Ancillary Agreement has been duly executed and delivered by each Company Party that is a party hereto and thereto, and assuming the due authorization, execution and delivery of the same by each other party hereto and thereto, this Agreement and each Ancillary Agreement shall constitute the valid and legally binding obligation of each Company Party that is a party hereto and thereto, enforceable against such Company Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

2.3          Capitalization and Subsidiaries.

(a)          Section 2.3(a) of the Company’s Disclosure Schedule sets forth the authorized, issued and outstanding Capital Stock of the Company, and lists the registered owners of such Capital Stock and the number of shares of Capital Stock owned by each such Person. All of the Bonfire Shares are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance, in all material respects, with all Laws, including securities Laws. None of the Bonfire Shares have been issued in violation of, or, except as set forth in Section 2.3(a) of the Company’s Disclosure Schedule, are subject to, any restriction on transfer, repurchase option, right of redemption, preemptive right, rights of first refusal or other agreements or rights. Except as set forth in Section 2.3(a) of the Company’s Disclosure Schedule, there are no (i) other shares or units of Capital Stock or other securities of the Company, (ii) authorized, issued or outstanding equity appreciation rights, phantom equity rights, profit participations or similar rights with respect to the Company or its Capital Stock, (iii) voting agreements, voting trusts, proxies or other Contracts with respect to the voting or transfer of the Capital Stock of the Company to which the Company is a party, and to the Knowledge of the Company, there are no other voting agreements, voting trusts, proxies or other Contracts with respect to the voting or transfer of the Capital Stock of the Company, (iv) Contracts under which the Company is or may become obligated to acquire, sell or otherwise issue any Capital Stock or any other securities of the Company; or (v) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of the Company.

(b)          Section 2.3(b) of the Company’s Disclosure Schedule lists all of the authorized, issued and outstanding Capital Stock of each Subsidiary of the Company, the registered owners of such Capital Stock and the number of shares of Capital Stock owned by each such Person. All of the Capital Stock listed in Section 2.3(b) of the Company’s Disclosure Schedule is duly authorized, validly issued, fully paid and non-assessable, and has been issued in compliance, in all material respects, with all Laws, including securities Laws, and none of such Capital Stock has been issued in violation of, or is subject to, any restriction on transfer, repurchase option, right of redemption, preemptive right, rights of first refusal or other agreements or rights. Except as set forth in Section 2.3(b) of the Company’s Disclosure Schedule, there are no (i) other shares or units of Capital Stock of any Subsidiary of the Company, (ii) authorized, issued or outstanding equity appreciation rights, phantom equity rights, profit participations or similar rights with respect to any Subsidiary of the Company, (iii) voting agreements, voting trusts, proxies or other Contracts with respect to the voting or of the Capital Stock of any Subsidiary of the Company, (iv) Contracts under which the Company is or may become obligated to acquire, sell or otherwise issue any Capital Stock or any other securities of any Subsidiary of the Company, or (v) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of any Subsidiary of the Company.

(c)          Except as set forth in Section 2.3(c) of the Company’s Disclosure Schedule, no Company Party (i) owns, directly or indirectly, any Capital Stock, debt or other investment or interest in any Person, or (ii) has any commitment to contribute to the capital of, share in any losses of, make loans to or otherwise provide financial support to or on behalf of any other Person.

2.4          Non-contravention; Required Consents. Except as set forth in Section 2.4 of the Company’s Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction and the Pre-Closing Reorganization, does not and will not, directly or indirectly, (a) violate or conflict with any (i) Law or Order applicable to any Company Party or (ii) provision of the Organizational Documents of any Company Party; (b) conflict with, result in a breach of, constitute a default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any Contract (excluding Commercial Software), Consent or Permit to which any Company Party is a party or by which any of their respective assets are bound or subject; (c) result in the creation or imposition of any Lien upon the Capital Stock of any Company Party or upon any assets of any Company Party (other than Permitted Liens); or (d) require any notice to, filing with, or Permit or Consent of any Governmental Body or any other Person in order to consummate the Transaction, in each case, except as would not be material. There is no Order, and no Proceeding is pending, or to the Knowledge of the Company, threatened in writing, against any Company Party or the Business, or any of their respective assets, properties or rights, that (x) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (y) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (z) prohibits any Company Party from complying with its obligations under this Agreement or any Ancillary Agreement, as applicable, or otherwise consummating the Transaction.

2.5          Brokers’ Fees. No Company Party (i) has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction or (ii) has entered into any Contract which could give rise to any liability or obligation of the Company or any of the GTY Parties or any of their respective Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

2.6          Financial Statements; Absence of Certain Changes.

(a)          Attached to Section 2.6(a) of the Company’s Disclosure Schedule are correct and complete copies of the following financial statements: (i) unaudited balance sheets, statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal years ended December 31, 2015, 2016 and 2017 (collectively, the “Annual Financial Statements”); and (ii) consolidated unaudited balance sheet, statements of income, stockholders’ equity and cash flows of the Company Parties as of and for the six-month period ended June 30, 2018 (collectively, the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with past practices of the Company Parties, subject, in the case of the Interim Financial Statements, to (y) normal and recurring year-end adjustments, the effect of which will not be materially adverse, and (z) the absence of notes that, if presented, would not differ materially from those presented in the Annual Financial Statements. The Financial Statements were prepared in accordance with the books of account and other financial records of the Company Parties, except as may be indicated in the notes or schedules thereto and except as set forth in Section 2.7 of the Company’s Schedule of Exceptions, present fairly, in all material respects, the financial condition, results of operation, changes in equity and cash flow of the Company Parties, as applicable, and the Business as of their respective dates and for the periods then ending.

(b)          The financial records, systems, controls, data and information of the Company Parties are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company Parties or their accountants. No Company Party or independent auditor of any Company Party has identified or been made aware of (i) any significant deficiency or material weakness in the system of preparation of the financial statements utilized by the Company Parties, (ii) any fraud, whether or not material, that involves the Company Parties’ management or other employees who have a role in the preparation of financial statements, or (iii) any claim or allegation regarding any of the foregoing.

(c)          Since the Most Recent Fiscal Year End, the Company Parties and the Business have been conducted in the Ordinary Course of Business. Without limiting the generality of the foregoing, except in connection with the Pre-Closing Reorganization or as set forth on Section 2.6(c) of the Company’s Disclosure Schedule, since the Most Recent Fiscal Year End, neither the Business nor any Company Party has:

(i)          sold, leased, transferred, assigned, surrendered, abandoned, released, encumbered or otherwise disposed in any way of any asset or property (tangible or intangible) with a value in excess of $50,000, other than sales of inventory in the Ordinary Course of Business;

(ii)         experienced any damage, destruction or loss to its assets or properties (tangible or intangible) in excess of $50,000, whether or not covered by insurance;

(iii)        terminated, amended, modified or entered into any Material Contract (or any Contract that would have been a Material Contract if in existence on the date hereof), or received written notice from any Person regarding the acceleration, termination, modification or cancelation of any Material Contract (or any Contract that would have been a Material Contract if in existence on the date hereof);

(iv)        issued, created, incurred or assumed any Debt involving more than $50,000;

(v)         except in the Ordinary Course of Business, forgiven, cancelled, compromised, waived, released or otherwise disposed of, in any way, any Debt owed to it, or any right, power or claim, involving more than $50,000;

(vi)        issued, sold, repurchased, redeemed or made any other disposition or acquisition of any Capital Stock (other than as a result of the incorporation of Bonfire US), or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any Capital Stock (other than such options and warrants set forth in Section 2.3(a) of the Company’s Disclosure Schedule), or declared, set aside, made or paid any dividend or distribution with respect to its Capital Stock, or made any other payment to the holders of its Capital Stock (or any Affiliate of such holders), or amended or made any change to any of its Organizational Documents;

(vii)       (A) granted or announced any increase in salary or bonuses, any incentive award, bonus, severance or similar compensation or otherwise increased the compensation or benefits payable or provided to any present or former director, officer, employee, consultant, advisor, agent or other individual service provider; (B) adopted, amended or terminated any Company Benefit Plan or increased the compensation or benefits provided under any Company Benefit Plan, (C) terminated, promoted, or changed the classification (exempt or non-exempt) or status (employee or independent contractor) in respect of any employee, consultant, advisor, agent or other individual service provider of the Company, or (D) granted any equity or equity-based awards (other than such options and warrants set forth in Section 2.3(a) of the Company’s Disclosure Schedule);

(viii)      made any material commitments outside of the Ordinary Course of Business or in excess of $50,000 for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with any capital expense budget;

(ix)         except as required by applicable Law or GAAP, instituted any material change in the conduct of its business, in its accounting principles, practices or methods, cash management practices or method of purchase, sale, lease, management, marketing or operation;

(x)          except in the Ordinary Course of Business, (A) made, changed or rescinded any Tax election, (B) settled or compromised any Tax liability, (C) amended any Tax Return or taken any position on any Tax Return, or (D) entered into any other transaction that would have the effect of materially increasing its Tax liability or materially reducing any of its Tax assets in respect of any taxable period ending after the Most Recent Fiscal Year End;

(xi)         collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than for fair consideration in the Ordinary Course of Business;

(xii)        except in the Ordinary Course of Business, entered into any material transaction with any Affiliate;

(xiii)       made a material loan or advance to any Person, other than advances to employees for business expenses or employee benefits to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business;

(xiv)      proposed, adopted or effected any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person;

(xv)       entered into any joint venture, partnership or similar arrangement;

(xvi)      entered into or became subject to any power of attorney;

(xvii)     commenced or settled any material Proceeding, other than in the Ordinary Course of Business;

(xviii)    revalued, in any material respect, material assets or properties, including writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(xix)       abandoned, allowed to lapse, transferred or licensed to (or covenanted not to assert against) any Person any material rights to any Intellectual Property other than in the Ordinary Course of Business;

(xx)        amended, modified, terminated, canceled or permitted to lapse any insurance policies; or

(xxi)       agreed, committed to or entered into any Contract to do any of the foregoing, except as contemplated by this Agreement.

(d)          The Company Parties’ good faith estimate of such Transaction Expenses through and including the Closing Date, are set forth on Section 2.6(d) of the Company’s Disclosure Schedule.

2.7          Undisclosed Liabilities. Except as set forth in Section 2.7 of the Company’s Disclosure Schedule, the Company Parties do not have, and the assets, properties and rights of the Business are not subject to, any liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued), except for liabilities that (a) are accrued or reserved against on the face of the Financial Statements (but only to the extent of the amount accrued or reserved), rather than in any notes or schedules thereto, (b) were incurred subsequent to the date of the Financial Statements in the Ordinary Course of Business (none of which result from, arise out of, relate to or were caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) liabilities or obligations incurred in connection with the Transaction, or (d) those which are not, individually or in the aggregate, material in amount. No Company Party is a guarantor or otherwise liable for any liabilities of any other Person other than endorsements for collection in the Ordinary Course of Business.

2.8          Litigation; Legal Compliance; Permits.

(a)          There is no, and since January 1, 2017, there has been no, material Proceeding pending or, to the Knowledge of the Company, threatened, involving the Company Parties or the Business, or affecting any of their respective assets, rights or properties.

(b)          There are no material Orders to which the Company Parties or the Business are subject, except for regulatory decrees and Orders of general applicability to Persons conducting similar businesses in the affected jurisdiction. Each Company Party has complied with, and is in compliance with, in all material respects, all applicable Laws and Orders applicable to Company Parties and the Business.

(c)          Section 2.8(c) of the Company’s Disclosure Schedule contains a true and complete list of all of the material Permits necessary under applicable Laws to permit the Company Parties to lawfully own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to lawfully conduct the business of the Company Parties as currently conducted and as planned to be conducted by the Company Parties. The Company Parties have obtained and are in material compliance with, all such Permits. All such Permits are in full force and effect. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Body. All such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges Since January 1, 2017, (i) there has not occurred any default under any Permit by the Company Parties, (ii) none of the Company Parties have received any written notice from any Governmental Body relating to the revocation or modification of any Permit or with respect to any failure by the Company Parties to have any Permit required in connection with the operation of their businesses and, to the Knowledge of the Company, no material violations have been recorded in respect of any Permits, and (iii) to the Knowledge of the Company, there have been no threatened claims, actions, suits or other proceedings or investigations before or by any Governmental Body that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit that is material to the conduct of the Business as currently conducted.

(d)          There is no bankruptcy or insolvency Proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company Parties, and no Company Party has taken any action in contemplation of, or which would constitute the basis for, the institution of any such Proceeding. No Company Party is insolvent under any bankruptcy, insolvency, reorganization, moratorium or similar Law, and each Company Party has been paying its respective debts as they become due and within vendor terms.

2.9          Tax Matters.

(a)          Except as set forth in Section 2.9 of the Company’s Disclosure Schedule, the Company Parties and the Business have timely filed all Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and payable by the Company Parties (whether or not shown or required to be shown on any Tax Return) have been paid. The Company Parties have made full and adequate provision in the Financial Statements and their books and records for all Taxes which are not yet due and payable. Neither the Company Parties nor the Business currently is the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2013, no claim has been made by an authority in a jurisdiction where the Company Parties or the Business do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company Parties or the Business that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)          Except as set forth in Section 2.9 of the Company’s Disclosure Schedule, each Company Party has collected, deducted, withheld and paid all Taxes required to have been collected, deducted, withheld and paid by it under applicable Laws. All Forms T4, T4A, W-2 and 1099, as well as any provincial, state or foreign equivalent required with respect to any amounts paid or owing to any employee or independent contractor, or other Person have been properly completed and timely filed.

(c)          All research and development investment tax credits (“ITCs”) were claimed by each Company Party in accordance with the Tax Act and the relevant provincial Tax Laws and each Company Party satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by each Company Party in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and each Company Party satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(d)          At no time during the 60-month period that ends at the Closing Date has more than 50% of the fair market value of the Bonfire Shares been derived directly or indirectly from one or any combination of:

(i)          real or immovable property situated in Canada;

(ii)         Canadian resource properties;

(iii)        timber resource properties; and

(iv)        options in respect of, or interests in, or for civil law rights in, property described in any of sub-paragraphs (i) to (iii) above, whether or not the property exists.

(e)          None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Laws of any province or territory, has applied or will apply to the Company Parties at any time up to and including the Closing Date.

(f)          The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any Company Party that is resident in Canada for purposes of the Tax Act and any Person that is both (A) a non-resident of Canada for purposes of the Tax Act and (B) not dealing at arm’s length with such Company Party for purposes of the Tax Act do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act. The method of allocating income and deductions among the Company Parties complies with the principles set forth under applicable Tax Laws on transfer pricing, and the Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(g)          There is no Proceeding pending, proposed or threatened in writing, against or concerning the Business or Company Party with respect to any Taxes.

(h)          No Company Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)          No closing agreement is currently in force pursuant to Code §7121 (or any similar provision of Law) with respect to any of the Company Parties, and none of the Company Parties have obtained a ruling from any taxing authority with respect to any Tax which will have any effect after the Closing.

2.10        Real Property; Personal Property.

(a)          None of the Company Parties have or have ever had any Owned Real Property.

(b)          Section 2.10(b) of the Company’s Disclosure Schedule sets forth the municipal address and legal description of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. Other than as described in Section 2.10(b) of the Company’s Disclosure Schedule, the Company has Made Available to the GTY Parties, prior to the date of this Agreement, a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Company and its Subsidiaries have performed and observed in all material respects all covenants, conditions and agreements required to be performed or observed by the applicable party in connection with the Leases. Neither the Company nor its Subsidiaries are in default under any of the Leases and no event or circumstance exists that, with the notice or lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, any other party under any of the Leases is in default under any of the Leases and, to the Knowledge of the Company, no event or circumstance exists that, with the notice or lapse of time, or both, would constitute a default by any party. Except as set forth on Section 2.10(b) of the Company’s Disclosure Schedule, no Consent, approval, agreement or notice is required of any party prior to and/or following the consummation of the Transaction under any Company Lease.

(c)          Subject to the respective terms and conditions in the Leases, each Company Party is the sole legal and equitable owner of the leasehold interest in the Leased Real Property indicated as leased by it in Section 2.10(b) of the Company’s Disclosure Schedule, and holds a leasehold or sub-leasehold estate free and clear of all Liens, other than Permitted Liens.

(d)          With respect to the premises of Leased Real Property: (i) no Company Party has received any written notice of a threatened condemnation Proceeding, suit or administrative action relating to any such parcel of Leased Real Property or other matters affecting adversely the current use or occupancy thereof; (ii) the operation of the Leased Real Property in the manner in which it is now operated complies, in all material respects, with all zoning, building, use, safety or other similar Laws; (iii) no Company Party has received any written notice of any pending special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property; and (iv) no Company Party has granted, or entered into any Contract granting, to any third party the right of use or occupancy of any such parcel of Leased Real Property or portion thereof, and there are no third parties in possession of any such parcel of Leased Real Property or portion thereof.

(e)          Except as set forth in Section 2.10(e) of the Company’s Disclosure Schedule and except for properties and assets sold or otherwise disposed of in the Ordinary Course of Business, the Company Parties hold and own good and valid title to, or a valid leasehold interest in, all Contracts, assets, inventory, machinery, equipment and other items tangible personable property that are (i) reflected on the Financial Statements, or (ii) otherwise used in the operation of the Business, in each case, free and clear of all Liens, other than Permitted Liens. All of the assets, inventory, machinery, equipment and other items tangible personable property reflected on the Financial Statements or otherwise used in the operation of the Business have been maintained, are in good operating condition and good state of repair, and are adequate for the uses for which they are employed, in each case, in all material respects and subject to normal wear and tear in the Ordinary Course of Business. For greater certainty, the provisions of this Section 2.10(e) do not apply to the Owned Intellectual Property or the Intellectual Property Licenses, and the only representations in respect thereof are contained in Section 2.11 thereof.

(f)          Except as set forth in Section 2.10(f) of the Company’s Disclosure Schedule, all of the Contracts, assets, rights and properties, whether tangible and intangible or whether real, personal, or mixed, currently owned, leased or licensed by the Company Parties are sufficient for the operation of the Business in the Ordinary Course of Business following the Closing.

2.11        Intellectual Property.

(a)          The former and current products, services and operation of the Business have not interfered with, infringed, misappropriated, or otherwise violated, and do not interfere with, infringe, misappropriate, or otherwise violate, any Intellectual Property rights of any Person in any respect, and no Company Party has received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or other violation (including any claim that the Company Parties must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. No Person is interfering with or challenging any Owned Intellectual Property. To the Knowledge of the Company, no Person is infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property.

(b)          The Company Parties own or have the right to use all Intellectual Property that is used in or currently under development for, and material to, the Business. Section 2.11(b) of the Company’s Disclosure Schedule identifies (i) each patent, trademark, service mark, Internet domain name, and copyright registration or application, material unregistered Trademark which is owned by the Company Parties, (ii) all Intellectual Property Licenses which are utilized in the operation of the Business (excluding Commercial Software); and (iii) a high-level description of the Company Product. Except as set forth in Section 2.11(b)(i) of the Company’s Disclosure Schedule, all the Intellectual Property required to be disclosed in Section 2.11(b)(i) of the Company’s Disclosure Schedule is, to the Knowledge of the Company, valid and enforceable. A Company Party is the sole and exclusive owner (subject to the scope of protection provided by applicable Law and any limitations imposed by applicable Law) of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company Parties. All the Owned Intellectual Property required to be disclosed in Section 2.11(b)(i) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for domain names coming up for renewal in the ordinary course and patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company Parties).

(c)          The Company Parties have taken commercially reasonable measures to protect the confidentiality of all material trade secrets and any other confidential information owned by the Company Parties (and any confidential information owned by any Person to whom any of the Company Parties has a confidentiality obligation). Other than confidential information and trade secrets that, in the exercise of the Company Parties’ reasonable business judgment, the Company Parties have made an affirmative determination that there is an appropriate business reason not to protect such confidential information and trade secrets and where such confidential information and trade secrets did not constitute material Owned Intellectual Property, no such trade secret or confidential information has been disclosed by any of the Company Parties to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any of the Company Parties has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company Parties have obtained from all Persons (including all current and former founders, employees, contractors and consultants) who have created any Intellectual Property for the Company Parties valid and enforceable (subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies) (1) written assignments of any such Intellectual Property to one of the Company Parties and (2) written waivers of moral rights that such Persons may possess in and to such Intellectual Property, and the Company has delivered true and complete copies of such assignments and waivers to GTY. To the Knowledge of the Company, no Person is in violation of any such written confidentiality or assignment agreements.

(d)          Except as set forth on Section 2.11(d) of the Company’s Disclosure Schedule, no funding or facility of any Governmental Body, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. No current or former employee or, to the Knowledge of the Company, contractor or consultant, who was involved in, or contributed to, the creation or development of any Owned Intellectual Property has performed services for any Governmental Body or a university, college or other educational institution or research center during a period of time during which such employee, contractor or consultant was also involved in, or contributing to, the creation or development of any material Owned Intellectual Property in a manner that affects any Owned Intellectual Property. Except as set forth on Section 2.11(d) of the Company’s Disclosure Schedule, none of the Company Parties is required to pay any royalty or make any other form of payment to any Governmental Body to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

(e)          Except as set forth on Section 2.11(e) of the Company’s Disclosure Schedule, no Company Product (including any Company Product currently under development) contains, is linked to or otherwise uses any code that is, in whole or in part, subject to the provisions of any license to Publicly Available Software. Except as set forth on Section 2.11(e) of the Company’s Disclosure Schedule, all Publicly Available Software used by the Company Parties has been used in its entirety and without modification.

(f)          None of the Owned Intellectual Property has been combined with Publicly Available Software and used, licensed or distributed by the Company Parties in a manner that would (i) require, or condition the use or distribution of such Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Owned Intellectual Property, (ii) require the source code for such Owned Intellectual Property to be licensed for the purpose of making derivative works (iii) require the source code for such Owned Intellectual Property to be redistributable at no or minimal charge or (iv) impose any material restriction on the ability of the Company Parties to enforce any Owned Intellectual Property as currently used by the Business.

(g)          Except as set forth on Section 2.11(g) of the Company’s Disclosure Schedule, each item of Intellectual Property owned or used by the Company Parties or the Business immediately prior to the Closing will be owned or available for use by the Company Parties and the Business immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company Parties or the Business immediately prior to the Closing.

(h)          The Company Parties are in compliance with, in all material respects, all of confidentiality obligations under each Contract to which the Company Parties are a party.

(i)          Except as set forth on Section 2.11(i) of the Company’s Disclosure Schedule, the Company Parties have not experienced any Security Breaches or material Security Incidents, and except as set forth on Section 2.11(i) of the Company’s Disclosure Schedule, none of the Company Parties is aware of any written or oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Company Parties has received any written or oral complaints, claims, demands, inquiries or other notices, including without limitation a notice of investigation, from any Person (including any Governmental Body or self-regulatory authority or entity) regarding any of the Company Parties’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(j)          The Company Parties are and always have been in compliance with all applicable Privacy and Security Requirements. The Company Parties have a valid and legal right (whether contractually, by law or otherwise) to access, use or disclose all Personal Information that is processed by or on behalf of the Company Parties in connection with the use and/or operation of its products, services and business. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein (including the Pre-Closing Reorganization) will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company Parties’ rights to own or Process any Personal Information used in or necessary for the conduct of the Business.

(k)          The Company Parties have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Company Parties are in compliance in all material respects with all such Privacy Policies. None of the Company Parties use and has used any Tracking Applications in a manner that materially violates any applicable Privacy and Security Requirements.

(l)          The Company Parties have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Company Parties’ employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

(m)          To the Knowledge of the Company, the Company Parties are, and have at all times from and after July 1, 2015 been, in compliance with CASL and any and all other applicable anti-spam legislation in respect of commercial electronic messages sent by, and on behalf of, the Company Parties, or sent by the Company Parties on behalf of third parties.

(n)          Except as set forth in Section 2.11(n) of the Company’s Disclosure Schedule, the Company Parties have received no complaints from any Person pertaining to CASL compliance, and have received no inquiries, requests for information or other correspondence from the Canadian Radio-televisions and Telecommunications Commission relating to CASL compliance.

(o)          From and after January 15, 2015, the Company has obtained all necessary consents with respect to the computer programs it has, in the course of commercial activity, installed or caused to be installed on any other Person’s computer system, within the meaning of CASL.

2.12        Material Contracts.

(a)          Section 2.12(a) of the Company’s Disclosure Schedule lists the following Contracts to which any Company Party is a party or by which its assets are bound, or that is otherwise related to the Business (other than any Company Benefit Plan of the Company Parties):

(i)          each Contract that has an annualized value or involves aggregate consideration in excess of $50,000, and that cannot be cancelled without penalty or further payment or without more than ninety (90) days’ notice;

(ii)         each Contract for the purchase or lease of equipment or other personal property involving annual payments in excess of $25,000 or the loss of which would material to any Company Party or the Business;

(iii)        each Lease;

(iv)        each Contract to make any capital expenditure or to purchase a capital asset with remaining obligations in excess $50,000;

(v)         each Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) of any operating business, material assets or Capital Stock of any Person;

(vi)        each Contract purporting to create a joint venture, partnership or comparable arrangement involving the sharing of profits, losses, costs or liabilities with any other Person;

(vii)       each Contract containing any covenant that purports to restrict or limit any Company Party’s ability (A) to engage in any line of business, (B) to conduct activities in any geographic location, (C) to compete with any Person, (D) to hire or solicit any Person for employment or other business relationship, or (E) to develop, make, license, market, sell or distribute any product or service;

(viii)      each Contract for Debt in excess of $50,000;

(ix)         each Contract relating to employment or consulting between the Company Parties, on one hand, and any of their current officers, directors, or executive level employees, on the other hand;

(x)          each Contract involving a settlement or compromise of any material Proceeding pursuant to which there is any remaining material obligation on the Company Parties;

(xi)         each (A) Contract relating to the development, ownership, registration or enforcement of Intellectual Property (other than non-exclusive licenses granted to customers of each Company Party in the Ordinary Course of Business and intellectual property assignment agreement with employees of each Company Party), in each case in the form provided by the Company Parties to GTY and (B) material Intellectual Property License, other than Commercial Software;

(xii)        each current Company Government Contract, current Company Government Subcontract and current Bid;

(xiii)       each Contract requiring any Company Party to provide “most favored status,” “favored pricing,” right of first refusal or first negotiation to any customer or other Person or which imposes any minimum purchase obligations on the Company Parties;

(xiv)      each Contract set forth in Section 2.18 of the Company’s Disclosure Schedule; and

(xv)       any other Contract that is material to any Company Party and not previously disclosed pursuant to this Section 2.12(a).

(b)          The Company has Made Available to the GTY Parties, a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Each Material Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on the Company Party, and to the Knowledge of the Company, on the other parties thereto, on identical terms following the Closing Date, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. Except as specifically disclosed and described in Section 2.12(b) of the Company’s Disclosure Schedule: (i) no Company Party is in default under or breach of any Material Contract; (ii) no Material Contract has been cancelled by any Company Party, or to the Knowledge of the Company, any other party thereto; (iii) no counterparty to any Material Contract has or indicated its intent to cease to use the goods or services of the Company or the Business, or to terminate, materially reduce or change its relationship with the Company or the Business; (iv) each Company Party has performed all material obligations under such Material Contracts required to be performed by it; (v) no event has occurred and no condition or state of facts exists which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such Material Contract by a Company Party, or to the Knowledge of the Company, any other party thereto, or would permit the termination, modification or acceleration of such Material Contract or any right or obligation thereunder; and (vi) no Company Party has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

2.13        Government Contracts and Bids.

(a)          Except as set forth on Section 2.13(a) of the Company’s Disclosure Schedule, with respect to each Contract between any of the Company Parties, on the one hand, and any Governmental Body, on the other hand (each a “Company Government Contract”), each Contract that is or has been over the last five (5) years between any of the Company Parties, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Body (each a “Company Government Subcontract”) and each outstanding bid, quotation or proposal by the Company in the last five (5) years that if accepted or awarded could lead to a Contract between the Company, on the one hand, and either any Governmental Body or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Body (each such outstanding bid, quotation or proposal, a “Bid”):

(i)          Each such Company Government Contract or Company Government Subcontract (other than Bids) has been legally awarded;

(ii)         All representations and certifications with respect to any Company Government Contract or Company Government Subcontract made by the Company were current, accurate and complete in all material respects when made, and the Company Parties have complied in all material respects with all such representations and certifications.

(iii)        The Company Parties are not, and have not been in the last five (5) years, in any material violation, breach or default of any provision of any federal order, statute, rule or regulation, agency supplements or any similar provincial, state or federal Governmental Rule or applicable Law governing any Company Government Contract or Company Government Subcontract. No allegation that the Company Parties are or have been in the last five (5) years, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to the Company Parties and not withdrawn.

(iv)        During the last five (5) years, the Company Parties have not received a cure notice, a show cause notice or a stop work notice, nor, to the Company’s Knowledge, have any of the Companies Parties been threatened with termination for default under any Company Government Contract or Company Government Subcontract.

(v)         No request for equitable adjustment by any Governmental Body or by any Company Party’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof.

(vi)        There is no Proceeding pending or, to the Company’s Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company Parties, or any of their respective directors or officers, including (i) alleging fraud or under the False Claims Act (31 U.S.C. § 3729-3733), the Procurement Integrity Act (41 U.S.C. § 423), or the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b), or (ii) the violation of any Governmental Rule relating to any Company Government Contract or Company Government Subcontract.

(vii)       Neither the Company Parties nor, to the Company’s Knowledge, any of its directors, officers, employees, consultants, or agents, nor any cost incurred by the Company Parties pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Body.

(viii)      The Company Parties have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information.

(ix)         The Company Parties have not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body in connection with the conduct of its business; to the Company’s Knowledge, no such suspension or debarment has been initiated or threatened.

(x)          There are no outstanding written claims between any of the Company Parties and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract.

(xi)         Neither the Company Parties nor, to the Knowledge of the Company, any of its directors, officers or employees is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Body with respect to any operations of the Company Parties.

(xii)        The Company Parties have properly included their proprietary markings on its proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts.

(xiii)       The Company Parties have complied in all material respects with all terms and conditions, including military specifications and other standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts.

(xiv)      No current operations of the Company Parties are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b)          The Company Parties and their officers, directors, managers, employees, consultants, and agents collectively hold all security clearances necessary for the operation of their business as presently conducted. The Business does not require any security clearances and no security clearances are held by the Company Parties or, to the Knowledge of the Company, their directors, officers, employees, consultants, or agents.

(c)          The Company Parties have complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Body and the Company Parties have not received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Body of any intent to suspend, disapprove or disallow any material costs.

(d)          To the Knowledge of the Company Parties, no current employee is a former employee of a Governmental Body.

2.14        Insurance. Section 2.14 of the Company’s Disclosure Schedule lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company Parties or the Business. There are no active claims being made thereunder. Such insurance policies are maintained with reputable insurers, cover such risks as are customarily covered by Persons conducting similar businesses, and comply with all Laws and Contracts applicable to the Company Parties and the Business. All premiums due and payable under all such policies have been paid, and all such policies are, and (if maintained by the GTY Parties) immediately following the Closing will be, in full force and effect. There are no claims under such policies which are reasonably likely to exhaust the applicable limits of liability. No Company Party has (a) received any notice or other communication regarding any cancellation or invalidation of any insurance policy, refusal of any coverage or rejection of any claim under any insurance policy or material adjustment in the premiums payable with respect to any insurance policy, or (b) any written self-insurance or co-insurance plan.

2.15        Employees.

(a)          None of the Company Parties is a party to any collective bargaining agreement, work council agreement, trade union agreement, or other agreement for the representation of employees. With respect to the Company Parties there is no, and in the past five (5) years there has not been any, labor strike, slowdown, unfair labor practice, work stoppage, picketing or other labor disruption pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No union or labor representative organizing activities are taking place or have taken place in the past five (5) years at any of the locations operated by the Company Parties and no union or labor representative holds bargaining rights with respect to any employees of the Company Parties or has applied or threatened to be certified as the bargaining agent of any employees of the Company Parties. No person has applied to have any Company Party declared a common or related employer pursuant to applicable Law. The Transaction shall not create any notice or consultation obligations for the Company Parties.

(b)          Section 2.15(b) of the Company’s Disclosure Schedule sets forth a true and complete list of all current employees (including temporary employees) of the Company Parties including each employee’s title, position, location, employing entity, 2017 and 2018 annual rate of compensation or hourly wage, 2017 and 2018 target bonus and other incentive compensation opportunities and bonus and other incentive compensation paid, vacation entitlements and accruals, overtime eligibility and accruals, status (full-time or part-time, exempt or non-exempt, and active or a description of any leave), date of hire, and any other perquisites. All employees of the Company Parties classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws, or similar Laws for non-US employees, are properly classified and the Company Parties have not received any claims or complaints regarding unpaid overtime. Current and complete copies of all employment Contracts have been Made Available to GTY.

(c)          Section 2.15(c) of the Company’s Disclosure Schedule sets forth a true and complete list of each independent contractor and consultant who has provided services to the Company Parties in the past two (2) years, including the fees paid by the Company Parties to each independent contractor and consultant in 2017 and to-date in 2018 and whether they are subject to a written Contract. Current and complete copies of all such Contracts have been Made Available to GTY.

(d)          The Company Parties are in compliance with all terms and conditions of employment and all applicable Laws, including, but not limited to, those Laws relating to employment, wages and hours, immigration, plant closings and layoff under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and other similar Laws, unemployment insurance, workers’ compensation, pay equity, human rights, discrimination in employment, wrongful discharge, collective bargaining, employment standards, fair labor standards wages and hours, affirmative action, civil rights, background checks, hiring practices, the collection and payment of social security and other Taxes, workers’ compensation and occupational health and safety. There are no actions, demands, complaints, proceedings, suits, claims, audits, investigations, disputes, or grievances that are pending, or to the Knowledge of the Company, threatened concerning or affecting any current or former employee, independent contractor, consultant, temporary employee, or applicant, or related to any labor or employment matter and to the Knowledge of the Company there is no basis for such claims. The Company Parties have properly classified all independent contractors, consultants, and temporary employees correctly pursuant to applicable Law and none of the Company Parties has received any notice from any Governmental Body disputing such classification.

(e)          The Company Parties have not (i) taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act or similar state, local, or non-US Laws, or otherwise trigger notice requirements or liability under similar state, local, or non-US Laws, or (ii) incurred any liability under the WARN Act or any state, local, or foreign applicable Law that remains unsatisfied.

(f)          The Company Parties, as applicable, have paid in full (i) to all employees and former employees, any wages, salaries, bonuses, commissions, overtime, cash-outs of accrued and unused vacation or paid time off, leave or severance amounts, or any other amounts that are due and payable, and (ii) to all independent contractors, consultants, and temporary employees, any fees for services that are due and payable.

(g)          Except as disclosed in Section 2.15(g) of the Company Disclosure Schedule, no employee of any Company Party has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(h)          Except as disclosed in Section 2.15(h) of the Company Disclosure Schedule there are no severance, compensation, change of control, employment, retention or other Contracts or benefit plans with current or former employees providing for cash or other compensation, benefits or acceleration of benefits upon the consummation of, or relating to, the transactions contemplated by this Agreement, including a change of control of any of the Company Parties.

(i)          There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Company Party has been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of the Company, no audit of any Company Party is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Company Party’s accident cost experience.

(j)          All orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) have been provided to the GTY Parties. There are no charges pending under OHSA. The Company Parties have complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(k)          True and complete copies of all work permits and labour market impact assessment opinion confirmations relating to employees of any Company Party have been Made Available to the GTY Parties. The Company Parties are in compliance with all terms and conditions of the work permits and the labour market impact assessment confirmations. No audit by a Governmental Body is being conducted, or to the Knowledge of the Company pending, in respect of any foreign workers.

(l)          Section 2.15(l) of the Company’s Disclosure Schedule lists all employees, independent contractors, consultants and temporary employees covered by any written non-competition or non-solicitation Contract with the Company Parties, and the Company Parties have provided or Made Available to GTY the current and complete copies of each such Contract. The Company Parties have not sought to enforce any non-competition or non-solicitation Contract covering a former employee of the Company or any Subsidiary of the Company in the past three (3) years.

(m)          The Company Parties have not received written notice and have no Knowledge that any management level employee intends to terminate its relationship with the Company Parties.

2.16        Employee Benefits.

(a)          Section 2.16(a) of the Company’s Disclosure Schedule sets forth an accurate and complete list and description of each “employee benefit plan” as defined in Section 3(3) of ERISA, stock purchase, stock option, stock appreciation right, restricted stock, profits interest, phantom equity or other equity-based, severance, employment, salary continuation, change in control, termination, fringe benefit, bonus, incentive, deferred compensation, profit sharing, pension, retirement, health, life, disability, dental, accident, group insurance, welfare, vacation, and holiday plan, policy or program and any other plan, policy or program providing compensation or benefits to any director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which any Company Party has any actual or contingent obligation or liability (each, a “Company Benefit Plan”). Any Company Benefit Plan in which any non-U.S. current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries participates is a “Foreign Benefit Plan.”

(b)          With respect to each Company Benefit Plan, the Company has Made Available in the electronic data room to GTY copies of such Company Benefit Plan and any amendments thereto and, with respect to any unwritten Company Benefit Plan, in the case of subsections (ii)-(viii) below to the extent applicable, (i) a written description of the terms of such plan, together with all related documentation including, without limitation, the most recent summary plan description (if any) and employee booklet (ii) the most recent annual reports on Form 5500s and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iii) the most recent compliance and nondiscrimination tests, (iv) the most recent audited financial statements, (v) the most recent actuarial valuations, (vi) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan, (vii) insurance contracts, including the stop gap insurance policy for any self-funded Company Benefit Plan, and (viii) any material correspondence with the Internal Revenue Services, the U.S. Department of Labor, or any other Governmental Body.

(c)          With respect to each Company Benefit Plan: (i) each has been maintained, funded, operated, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, benefits, costs and premiums required to be paid with respect to any Company Benefit Plan have been paid or, to the extent not yet due, accrued on the Company’s financial statements, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification and, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan, and (iv) if required, each Foreign Benefit Plan is registered and approved by the applicable Governmental Body and has been maintained in good standing with the applicable Governmental Body, and nothing has occurred that would reasonably be expected to adversely affect the registered status of such Foreign Benefit Plan.

(d)          Except as set forth on Section 2.16(d) of the Company’s Disclosure Schedule, (i) if intended to qualify for special Tax treatment, each Foreign Benefit Plan meets all requirements for such treatment, (ii) no advance tax rulings been sought or received in respect of any Foreign Benefit Plan, (iii) the fair market value of the assets of each Company Benefit Plan, the liability of each insurer for each Company Benefit Plan, funded through insurance, or the book reserve established for any Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to or obligations under such Company Benefit Plan, and each Company Benefit Plan has the level of reserves that is reasonable and sufficient to provide for all incurred but unreported claims, and (iv) no insurance policy or any other agreement affecting any Company Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement.

(e)          Except as set forth on Section 2.16(e) of the Company’s Disclosure Schedule, no Company Benefit Plan is, and neither the Company nor any of its Subsidiaries, nor its or their respective ERISA Affiliates has sponsored or contributed to, or has, sponsored, contributed to or been required to contribute to, (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), (ii) any other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)          No Foreign Benefit Plan is a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan”, a “pooled registered pension plan”, or a “tax free savings account” as such terms are defined or described in the Income Tax Act (Canada).

(g)         No Company Benefit Plan provides welfare, health, life, death or disability benefits to any officer, director or employee of the Company or its Subsidiaries, or to the beneficiaries or dependents of any officer, director or employee of the Company or its Subsidiaries, following retirement or other termination of employment, other than as required by Section 4980B of the Code, or similar applicable law.

(h)          With respect to the Company Benefit Plans no actions, suits, demands, complaints, audits, investigations, proceedings, or claims (other than routine claims for benefits in the ordinary course) are pending or threatened against the Company or its Subsidiaries. The Company Parties and each ERISA Affiliate have, for purposes of each Company Benefit Plan, and for all other purposes, correctly classified all individuals performing services for any such entity as employees, independent contractors, temporary employees, and consultants, as applicable.

(i)          No Company Party has any obligation or commitment to “gross up” any Person with respect to Taxes under Section 409A or 4999 of the Code.

(j)          Except as set forth in Section 2.16(j) of the Company’s Disclosure Schedule, neither the Company’s execution of, nor the performance of the transactions contemplated by this Agreement will, either alone or in connection with any other event, (i) result in any payment, severance, or benefit becoming due to any current or former employee, director, officer, independent contractor, or consultant of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation, severance, or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation, severance, payment, right, or benefit, or (iv) result in any payment that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).

(k)          Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code, if applicable, or an available exemption therefrom, and no Company Benefit Plan will result in any participant incurring income acceleration or Taxes under Section 409A of the Code.

(l)          All employee data necessary to administer each Company Benefit Plan in accordance with its terms and conditions and all Laws is in possession of the Company or its Subsidiaries and such data is complete, correct, and in a form which is sufficient for the proper administration of each Company Benefit Plan.

(m)          Only employees or former employees (or any spouses, dependents, survivors or beneficiaries of any such employees or former employees) of Company or its Subsidiaries are entitled to participate in the Company Benefit Plans and no entity other than the Company or its Subsidiaries is a participating employer under any Company Benefit Plan.

(n)          Except as set forth on Section 2.16(k) of the Company’s Disclosure Schedule, no Company Benefit Plan is a Foreign Benefit Plan.

2.17        Environmental, Health, and Safety Matters. Except for matters set forth in Section 2.17 of the Company’s Disclosure Schedule and except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The Company Parties and the Business are, and since January 1, 2012 have been, in compliance in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b)          The Company Parties and the Business do not require any Consents and Permits under any Environmental, Health, and Safety Requirements for the occupation of the facilities and the operation of the Business, and none have been required in connection with the occupation of the facilities and the operation of the Business since September 1, 2012.

(c)          Since January 1, 2012, none of the Company Parties or the Business have received written notice of any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any Company Party or the Business, their current or former facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements.

(d)          To the Knowledge of the Company, no Owned Real Property or Leased Real Property contains underground storage tanks, and no Owned Real Property or Leased Real Property has contained underground storage tanks in the past.

(e)          None of the Company Parties or the Business has treated, stored, disposed of, arranged for the disposal of, transported or released any Hazardous Substance in a manner which has resulted or reasonably would be expected to result in a material liability under applicable Environmental, Health, and Safety Requirements.

(f)          There are no environmental conditions on the Leased Real Property that violate applicable Environmental, Health, and Safety Requirements.

(g)          There are no written environmental audits, health and safety audits, Phase I environmental site assessments, Phase II environmental site assessments or investigations, and environmental compliance assessments prepared within the past five (5) years by the Company Parties which are in the Company Parties’ possession and control.

2.18        Affiliate Transactions; Certain Business Relationships. Other than (i) standard employee benefits generally made available to all employees and employment agreements disclosed in the Company’s Disclosure Schedule, (ii) standard director and officer indemnification obligations and agreements approved by the board of directors of the Company, (iii) agreements regarding the purchase of shares of the Company’s capital stock, (iv) as disclosed in Section 2.18 of the Company’s Disclosure Schedule, or (v) as contemplated by the Pre-Closing Reorganization, (a) there are no Contracts between any Company Party, on the one hand, and any Bonfire Holder or Company Party, or any of their respective Affiliates, on the other hand, (b) no Bonfire Holder or Company Party, or any of their respective Affiliates, has any claims against or owes any amount to, or is owed any amount by, any Company Party, or (c) no Bonfire Holder or Affiliate of any Bonfire Holder (excluding the Company Parties) has any material interest in or owns any material assets or properties used by the Company Parties or in the conduct of the Business. All Contracts set forth in Section 2.18 of the Company’s Disclosure Schedule were made in the Ordinary Course of Business and were negotiated and entered into on an arms-length basis on terms no less favorable to the Company Parties than could have been obtained from an unrelated third party.

2.19        Competition Act; Investment Canada Act.

(a)          For the purposes of Section 110(3) of the Competition Act, each of (i) the total value of the Company’s assets in Canada plus the assets in Canada that are owned by entities that are controlled by the Company, and (ii) the gross revenues from sales in or from Canada generated from the assets referred to in (i) above, measured in accordance with the Competition Act, is less than C$92 million.

(b)          Neither the Company nor any Subsidiary thereof provides any of the services, or engages in any of the activities of, a “cultural business” within the meaning of the Investment Canada Act.

2.20        Anti-Corruption Laws.

(a)          None of the Company Parties, nor of their respective directors, managers, officers, employees, or, to the Knowledge of the Company, their agents, in each case, acting for or on behalf of the Company Parties, has offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses in violation of Anti-Corruption Laws, to (i) an executive, official, employee or agent of a Governmental Body, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain or retain business or direct business to the Company Parties or to secure any improper advantage for the Company Parties.

(b)          The Company Parties and their respective directors, managers, officers, employees, and agents have been in compliance with Anti-Corruption Laws applicable to the Company Parties. No part of the consideration to be paid in connection with the transactions contemplated by this Agreement shall be used for any purpose that would constitute a violation of any Anti-Corruption Law.

2.21        Trade. None of the Company Parties, nor of their respective directors, managers, officers, employees, or agents, in each case, acting for or on behalf of the Company Parties nor to the knowledge of the Company Parties, any employee, agent, distributor, reseller, or other third-party representative acting on behalf of the Companies, is currently, or has been in the last five (5) years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, or (iv) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury (collectively, “Trade Control Laws”).

2.22        Customers.

(a)          Section 2.22(a) of the Company’s Disclosure Schedule sets forth an accurate and complete list of the names and addresses of the ten (10) largest customers of the Company Parties during the calendar years ending December 31, 2016 and December 31, 2017 (measured in each case by dollar volume of purchases during the applicable fiscal year of the Company) (the “Key Customers”) and the dollar amount for which each such customer was invoiced during each such period.

(b)          The Company Parties maintain good relations with each of their Key Customers, and, to the Knowledge of the Company, no event has occurred that would materially and adversely affect the Company’s and any of its Subsidiary’s relations with any such Key Customer. Since January 1, 2016, no Key Customer (A) has canceled, terminated, or materially modified, or, to the Knowledge of the Company, threatened to cancel, terminate or materially modify, its Contract, if any, with the Company or any of its Subsidiaries, (B) has substantially reduced, or, to the Knowledge of the Company, threatened to substantially reduce, the use of products or services of the Company or any of its Subsidiaries, (C) has sought, or threatened to seek, to reduce the price it pays for products or services of the Company or any of its Subsidiaries or (D) otherwise materially modified its business relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company, no Key Customer has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. The Company or its Subsidiaries do not provide any special rebate, discount or similar programs to any of the Key Customers other than as set forth in the contracts with the Key Customers Made Available to GTY. No Key Customer has any right to any credit or refund for products sold or services rendered or to be rendered by the Company or any of its Subsidiaries pursuant to any Contract with or practice of the Company or any of its Subsidiaries.

2.23        Suppliers.

(a)          Section 2.23(a) of the Company’s Disclosure Schedule sets forth an accurate and complete list of the names and addresses of the ten (10) largest suppliers of raw materials, supplies, merchandise and other goods and services (collectively, the “Goods”) of the Company Parties during the calendar years ending December 31, 2016 and December 31, 2017 (measured in each case by dollar volume of purchases during the applicable fiscal year of the Company) (the “Key Suppliers”) and the dollar amount for which each such Key Supplier invoiced the Company or its Subsidiaries during such period.

(b)          The Company Parties maintain good relations with each of their Key Suppliers, and no event has occurred that would materially and adversely affect the Company’s and any of its Subsidiary’s relations with any such Key Supplier. Since January 1, 2016, no Key Supplier has (A) canceled, terminated, or materially modified, or, to the Knowledge of the Company, threatened to cancel, terminate or materially modify, its Contract, if any, with the Company or any of its Subsidiaries, (B) refused, or, to the Knowledge of the Company, threatened to refuse, to supply Goods to the Company or any of its Subsidiaries, (C) to the Knowledge of the Company, breached its obligations to the Company or any of its Subsidiaries in any material respect, (D) failed to comply with the quality, quantity or delivery standards of the Company or any of its Subsidiaries in any material respects or (E) materially modified its business relationship with the Company or any of its Subsidiaries. To the Knowledge of the Company, no Key Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

2.24        Accounts Receivable; Notes Receivable; Accounts.

(a)          Section 2.24(a) of the Company’s Disclosure Schedule contains an accurate and complete list and the aging of all accounts and notes receivable of the Company as at June 30, 2018 (“Accounts Receivable”). The Accounts Receivable represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed in the Ordinary Course of Business. All such Accounts Receivable relate solely to the sale of goods or services to customers of the Company or its Subsidiaries, none of whom are Affiliates of the Company. Except to the extent paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown in the corresponding line items on the Financial Statements or on the accounting records of Company or its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the notes and accounts receivable as of the Closing Date than the reserve reflected on the Interim Financial Statements represented of the notes and accounts receivable reflected therein and will not represent a material adverse change in the composition of such accounts and notes receivable in terms of aging). Except as set forth in Section 2.24(a) of the Company’s Disclosure Schedule, each of such accounts and notes receivable either has been or will be collected in full, within ninety (90) days after the date on which it first becomes due and payable.

(b)          Except as set forth in Section 2.24(b) of the Company’s Disclosure Schedule, (i) no account debtor or note debtor has refused to pay a material obligation to the Company or any of its Subsidiaries for any reason, (ii) to the Knowledge of the Company, no account debtor or note debtor is insolvent or bankrupt, (iii) no Account Receivable has been pledged to any third party by the Company or any of its Subsidiaries, and (iv) there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business relating to the amount or validity of such note or account receivable.

(c)          All accounts payable and notes payable of the Company, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions in the Ordinary Course of Business. Since the Most Recent Fiscal Year End, the Company has paid its accounts payable in the Ordinary Course of Business.

2.25        Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries, all of which have been Made Available to GTY, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls. The minute books of the Company and each of its Subsidiaries contain accurate and complete records of all formal meetings held of, and corporate action taken by, the Company or any Subsidiary’s stockholders, directors, and directors’ committees, and no such formal meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all such books and records will be in the possession of the Company and its Subsidiaries or its accountants or legal counsel.

2.26        Representations on IT.

(a)          The IT Assets are operational, reasonably fulfill the purposes for which they were acquired or developed, have commercially reasonable security, back-ups and disaster recovery arrangements in place and hardware and Software support, maintenance and trained personnel which are sufficient in all material respects for the current needs of the Business. The Company Parties have disaster recovery and security plans, procedures and facilities and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Company Parties have maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(b)          All Company Products that have been commercially released (i) conform in all material respects with all specifications, representations, and warranties contractually made by the Company to its applicable customers except for defects that are covered by any applicable support arrangements with such customers, (ii) does not contain any Self-Help Code, Unauthorized Code, or similar programs, and (iii) have been maintained by the Company Parties on their own behalf or on behalf of their customers and other transferees to their reasonable satisfaction and in accordance with the Company Parties’ contractual obligations to their customers and industry standards. No Person other than the Company Parties and the Company Parties’ employees, contractors and service providers, possesses a copy, in any form (print, electronic or otherwise), of any source code for such Software, and all such source code is in the sole possession of the Company Parties and the Company Parties’ employees, contractors and services providers who are each subject to a written confidentiality obligation, and has been maintained strictly confidential. None of the Company Parties has any obligation to afford any Person access to any such source code. The Company Parties are in possession of all other material relating to the Software which is Owned Intellectual Property, including installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the Business.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING BONFIRE HOLDERS

As an inducement to the GTY Parties to enter into this Agreement and to consummate the Transaction, each Bonfire Holder hereby represents and warrants to the GTY Parties as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date) that:

3.1          Capacity and Authority. Such Bonfire Holder has full power, authority and legal capacity to enter into this Agreement and perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of such Bonfire Holder, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.2           Title to Bonfire Shares. Each Bonfire Holder and holder of Bonfire Options and Bonfire Warrants has good and marketable title to, and is the record and beneficial owner of, the Bonfire Shares, Bonfire Options and Bonfire Warrants, respectively, indicated as owned by it in Section 2.3(a) of the Company’s Disclosure Schedule, free and clear of all Liens. Upon the consummation of the Transaction, the applicable GTY Party will acquire good and valid title to all of the Bonfire Shares, free and clear of all Liens and all of the Bonfire Options and Bonfire Warrants will be terminated pursuant to the Plan of Arrangement.

3.3           No Violation. Such Bonfire Holder is not subject to or obligated under any applicable Law or any material agreement or instrument, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such Bonfire Holder’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Such Bonfire Holder is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by such Bonfire Holder in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. There are no suits or proceedings pending or, to such Bonfire Holder’s knowledge, threatened in writing, against such Bonfire Holder at law or in equity, or before or by any Governmental Body, which would adversely affect such Bonfire Holder’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.4           Brokers’ Fee. Such Bonfire Holder does not (i) have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction or (ii) have entered into any Contract which could give rise to any liability or obligation of any of the GTY Parties or any of their respective Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

3.5           No Disputes Among Bonfire Holders. Such Bonfire Holder has not commenced or threatened any Proceeding against any other Bonfire Holder in respect of its ownership of Bonfire Shares, and, to the Knowledge of such Bonfire Holder, there is no basis for any such Proceeding.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING GTY PARTIES

As an inducement to Bonfire Holders to enter into this Agreement and to consummate the Transactions, each of the GTY Parties, jointly and severally, hereby represent and warrant, to the Company and the Bonfire Holders, as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date), that:

4.1           Organization, Qualification and Power. Each GTY Party (i) is duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to conduct its business, and if applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or incorporated or existing, to have such power or authority, or if applicable, to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2          Authorization of Transaction. Subject to the receipt of the Required Vote, each GTY Party has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The board of directors of each of the GTY Parties have unanimously authorized the execution, delivery and performance of this Agreement and each Ancillary Agreement, and subject to receipt of the Required Vote, no other corporate proceedings on the part of the board of directors or shareholders of any of the GTY Parties are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been duly executed and delivered each GTY Party that is a party hereto and thereto, and assuming the due authorization, execution and delivery of the same by each other party hereto and thereto, this Agreement and each Ancillary Agreement shall constitute the valid and legally binding obligation of each GTY Party that is a party hereto and thereto, enforceable against such GTY Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

4.3          Capitalization.

(a)          As of the date of this Agreement, the GTY SEC Filings set forth the authorized, issued and outstanding Capital Stock of GTY. Except as set forth in the GTY SEC Filings filed prior to the date of this Agreement, except for the rights of holders of GTY Public Shares to have their GTY Public Shares redeemed for cash held in the Trust Account as described in the GTY SEC Filings and except as contemplated by this Agreement and the Ancillary Agreements, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Capital Stock of GTY or GTY Common Stock or obligating GTY to issue or sell any shares of Capital Stock or GTY Common Stock; and (ii) there are no outstanding contractual obligations of GTY to repurchase, redeem or otherwise acquire any Capital Stock of GTY or GTY Common Stock. All shares of Capital Stock of GTY and GTY Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All outstanding GTY Class A Ordinary Shares and GTY Class B Ordinary Shares have been issued in compliance, in all material respects, with all applicable Laws, including securities Laws, and all requirements set forth in applicable contracts.

(b)          GTY owns, directly or indirectly (through one or more of its Subsidiaries), all of the issued and outstanding Capital Stock of each of the GTY Parties. No GTY Party owns, directly or indirectly, any Capital Stock of, or has any commitment to contribute to the capital of, share in any losses of, to make loans or otherwise provide financial support to or on behalf of, any other Person (excluding GTY Parties). Except as set forth in Section 4.3(b) of GTY’s Disclosure Schedule, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Capital Stock of the Subsidiaries of GTY or obligating of the Subsidiaries of GTY to issue or sell any shares of Capital Stock; and (ii) there are no outstanding contractual obligations of the Subsidiaries of GTY to repurchase, redeem or otherwise acquire any Capital Stock. All Capital Stock set forth in Section 4.3(b) of GTY’s Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c)          Upon the Closing, the Arrangement Shares will be duly authorized, validly issued, fully paid and non-assessable, and shall be issued without violation of any preemptive rights of any third party free and clear of any Liens, other than Permitted Liens, and the shares of GTY Common Stock that may be issued in connection with the Earnout Payment following the Closing will be, when issued, duly authorized, validly issued, fully paid and non-assessable, and shall be issued without violation of any preemptive rights of any third party free and clear of any Liens, other than Permitted Liens.

(d)          Section 4.3(d) of GTY’s Disclosure Schedule lists the pro forma capitalization of GTY after giving effect to the transactions contemplated hereby and the other Roll-up Transactions (assuming all such transactions are consummated in accordance with the terms thereof and without giving effect to any redemptions after the date hereof by GTY of shares issued in its initial public offering). Except as set forth on Section 4.3(d) of GTY’s Disclosure Schedule or in the GTY SEC Filings, neither GTY nor any other GTY Party will have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of GTY or any other GTY Party, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating GTY or any other GTY Party to issue or dispose of any of its respective equity securities or any other ownership interest in GTY or any GTY Party.

(e)          Upon the Closing and the completion of the Roll-up Transactions, the authorized, issued and outstanding Capital Stock of Exchangeco shall be as set forth in Section 4.3(d)(ii) of GTY’s Disclosure Schedule and, except as set forth therein, (i) there shall be no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Capital Stock of the Subsidiaries of Exchangeco or obligating of the Subsidiaries of Exchangeco to issue or sell any shares of Capital Stock; and (ii) there shall be no outstanding contractual obligations of the Subsidiaries of Exchangeco to repurchase, redeem or otherwise acquire any Capital Stock.

4.4          Non-contravention; Required Consents.

(a)          Except as set forth in Section 4.4 of GTY’s Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction and Pre-Closing Reorganization, does not and will not, directly or indirectly, (i) violate or conflict with any (A) Law or Order applicable to any GTY Party, or (B) provision of the Organizational Documents of any GTY Party; (ii) conflict with, result in a breach of, constitute a default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any Contract, Consent or Permit to which any GTY Party is a party or by which any of their respective assets are bound or subject; or (iii) result in the creation or imposition of any Lien upon any GTY Common Stock or any assets of any GTY Party, other than Permitted Liens. Except (w) as set forth on Section 4.4 of GTY’s Disclosure Schedule, (x) the Required Vote, (y) the filing with the SEC of the Registration Statement and such other documents in compliance with the Securities Exchange Act and the Securities Act as may be required in connection with this Agreement, any Ancillary Agreement and the Transaction and (z) such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no GTY Party is required to give any notice to, make any filing with, or obtain any Permit or Consent of any Governmental Body or any other Person in order to consummate the Transaction.

(b)          There is no Order, and no Proceeding is pending or threatened in writing, against any GTY Party, or any of their assets, properties or rights, that (i) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (ii) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (iii) prohibits the GTY Parties from complying with their obligations under this Agreement or any Ancillary Agreement or otherwise consummating the Transaction.

4.5          Brokers’ Fees. Except as disclosed in the GTY SEC Filings, no GTY Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

4.6          SEC Filings; Financial Statements; Absence of Certain Changes.

(a)          GTY has filed with the SEC all forms, reports, schedules, registration statements and other documents required to be filed by it with the SEC for and since its initial public offering of securities. As of their respective dates, the GTY SEC Filings (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act, as applicable, as in effect on the date so filed, and (ii) did not, at the time they were filed (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, GTY makes no representation or warranty whatsoever concerning any GTY SEC Filing as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (x) Rule 13a-14 under the Securities Exchange Act and (y) 18 U.S.C. § 1350 (Section 1006 of the Sarbanes-Oxley Act) relating to the GTY SEC Filings are accurate and complete and comply as to form and content with all applicable Governmental Bodies in all material respects.

(b)          Each of the consolidated financial statements included in or incorporated by reference into the GTY SEC Filings (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of GTY as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)          Except as set forth in Section 4.6 of GTY’s Disclosure Schedule, the GTY Parties do not have any liabilities required by GAAP to be set forth on the consolidated balance sheet of the GTY, except for liabilities that (i) are accrued or reserved against on the face of the most recent consolidated financial statements included in or incorporated by reference into the GTY SEC Filings (including, in each case, any notes and schedules thereto), (ii) were incurred subsequent to the date of the most recent consolidated financial statements included in or incorporated by reference into the GTY SEC Filings (including, in each case, any notes and schedules thereto) in the Ordinary Course of Business, (iii) liabilities or obligations incurred in connection with the Transaction or (iv) those which do not, individually or in the aggregate, have a Material Adverse Effect.

(d)          The financial records, systems, controls, data and information of GTY are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of GTY or its accountants. GTY has devised and maintain a system of Internal Controls. The Internal Controls for GTY satisfy the requirements of Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act, and such Internal Controls are designed to ensure that all material information concerning GTY is made known on a timely basis to the individuals responsible for the preparation of GTY SEC Filings and other public disclosure documents.

(e)          Since the GTY Financial Statement Date, as of the date hereof, there has not been any Material Adverse Effect relating to GTY and no event has occurred, and no fact, condition or circumstance exists, which would reasonably be expected to result in a Material Adverse Effect.

4.7          Litigation; Legal Compliance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there is no material Proceeding pending or threatened in writing, involving the GTY Parties, or affecting any of their assets, rights or properties; (b) there are no material Orders to which the GTY Parties are subject; and (c) each GTY Party has complied with, and is in compliance with all applicable Laws, Orders and Permits applicable to the GTY Parties.

4.8          Related Party Transactions. There have been no transactions, agreements, arrangements or understandings among any of the GTY Parties, on the one hand, and any Affiliates of any of the GTY Parties, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the GTY SEC Filings.

4.9          Trust Account. As of the date of this Agreement, GTY has at least $562,277,933.00 Dollars in a trust account at UBS (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in United States “government securities.” Except as described in the GTY SEC Filings, there are no side letters or other agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would entitle any Person (other than GTY Shareholders holding GTY Public Shares sold in GTY’s initial public offering who shall have elected to redeem their GTY Public Shares pursuant to GTY’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account, and (B) to redeem GTY Public Shares in accordance with the provisions of GTY’s Organizational Documents. There is no Proceeding pending or, to the Knowledge of GTY, threatened in writing with respect to the Trust Account. The Trust Account constitutes all of the financing required for the consummation of the transactions contemplated by this Agreement and the Roll-Up Transactions and are sufficient to permit GTY to fund the Aggregate Purchase Price and the aggregate purchase price payable in connection with the Roll-Up Transactions and any other amounts payable by GTY or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

4.10        Registration Rights; Anti-Dilution Provisions. GTY has not entered into any agreement providing for the issuance of shares of GTY Common Stock to any counterparty to any of the Roll-Up Transactions that is less than the price per share (as adjusted for stock splits, combinations and the like) at which the Arrangement Shares have been issued pursuant hereto. GTY has not granted, and shall not grant prior to the Closing Date, any holder of shares in the capital of GTY, nor to any counterparty to any of the Roll-Up Transactions: (i) registration rights that are, on the whole, more favorable than the registration rights set forth in the Registration Rights Agreement, or (ii) any anti-dilution protection, price protection or similar provisions providing for the issuance of additional shares of GTY Common Stock or the payment of any additional consideration based on or relating in any way to: (x) the capitalization of GTY effective as of the Closing Date and the completion of the Roll-Up Transactions, and/or (y) the amount of the trading price of the GTY Common Stock before or during any period after the Closing Date or the date of the completion of the Roll-Up Transactions.

4.11        Lock Up Arrangements. The restrictions set forth in the Lock Up Agreement(s) applicable to certain Bonfire Holders pursuant hereto are no more restrictive than those restrictions applicable to the other similarly situated parties to the Roll-Up Transactions (measured by, among other things, title, position, and the nature and amount of securities held by a Target Shareholder in any Roll-Up Transaction) and/or the sponsors of GTY.

4.12        GTY Merger. To GTY’s Knowledge, no GTY Shareholder who receives shares of GTY stock in the GTY Merger and to GTY’s Knowledge, no Target Shareholder who receives shares of GTY stock in a Target Transaction, has a pre-existing commitment to sell the shares of GTY stock received in such GTY Merger or Target Transaction.

4.13        Investment Company Act. GTY is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” in each case within the meaning of the Investment Company Act of 1940, as amended

4.14        GTY Nasdaq Listing. The issued and outstanding GTY Public Shares, GTY Public Units, and GTY Public Warrants (and the shares underlying or subject to such GTY Public Units and GTY Public Warrants) (collectively, the “GTY Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on Nasdaq. There is no Order or Proceeding pending or, to the Knowledge of GTY, threatened against GTY by Nasdaq or the SEC with respect to any intention by such entity to deregister the GTY Public Securities or prohibit or terminate the listing of GTY Public Securities on Nasdaq. GTY has taken no action designed to terminate the registration of GTY Public Securities under the Securities Exchange Act.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1          General. Each Party shall, and shall cause its respective Affiliates to, use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to (a) consummate and make effective the Transaction, including the execution and delivery of all documents and instruments not specifically contemplated this Agreement or any Ancillary Agreement but which are necessary, proper or advisable in connection such Transaction; provided that nothing herein shall require (x) any GTY Party to take any action to satisfy the conditions set forth in Section 7.2 or (y) any Company Party to take any action to satisfy the conditions set forth in Section 7.3, and (b) cause the satisfaction, but not waiver, of the other Party’s conditions set forth in Article 7 below.

5.2          Notices and Consents.

(a)          Governmental Consents. The Bonfire Holders shall cause the Company Parties to, and GTY shall, promptly proceed to prepare and file with the appropriate Governmental Bodies such requests, reports or notifications as may be required or, in the reasonable opinion of GTY or the Bonfire Holders’ Representative, advisable, in connection with this Agreement. GTY shall and the Bonfire Holders shall and shall cause the Companies to furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filings or submissions. GTY shall and the Bonfire Holders shall and shall cause the Company Parties to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body in connection with the transactions contemplated by this Agreement.

(b)          As promptly as practicable after the date hereof, the Company Parties shall solicit the Consents set forth on Section 5.2 of the Company’s Disclosure Schedule. The Company Parties shall use commercially reasonable efforts, and the GTY Parties shall cooperate in all reasonable respects with the Company Parties, to obtain all such Consents prior to the Closing; provided, however, that no GTY Party shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

5.3          Operation of Business. Between the date of this Agreement and the Closing Date, except as otherwise contemplated in this Agreement or in any Ancillary Agreement, as set forth in Section 5.3(a) of the Company’s Disclosure Schedule, or with the prior written consent of GTY, the Company shall, and shall cause the Company Parties and their Affiliates to: (i) conduct the Company Parties and the Business only in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of the Company Parties and the Business, preserve intact the current business organization of the Company Parties, keep available the services of the current officers, employees and agents of the Company Parties, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders and key employees; (iii) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 2.6(c) of this Agreement; (iv) not otherwise take any action that would reasonably be expected to result in any of the representations and warranties set forth in Article 2 becoming false or inaccurate such that the condition set forth in Section 7.2(a) would fail to be satisfied; and (v) not repay or incur any Debt or distribute or pay any cash after 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date.

5.4          Access and Cooperation.

(a)          The Company shall, and shall cause the Company Parties and their Affiliates to: (i) provide the GTY Parties and their respective representatives full access to key personnel, books, records, facilities, properties, customers, suppliers, records, Contracts, documents and data of the Company Parties and the Business, and (ii) furnish the GTY Parties and their respective representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as they may reasonably request; provided that such access, investigations and inquiries by or on behalf of the GTY Parties shall (x) be given at reasonable times and upon prior written notice, and (y) during normal business hours and without undue interference with normal operations or customer or employee relations.

(b)          All information disclosed by or to any Party, any Company Party or any GTY Party, or any of their respective agents and representatives, pursuant to this Agreement shall be kept confidential in accordance with the confidentiality agreement, dated May 2, 2018 (the “Confidentiality Agreement”), between GTY and the Company.

(c)          In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any other Person in connection with (i) any transaction contemplated under this Agreement or (ii) any event, fact, circumstance, or occurrence or transaction on or prior to the Closing Date involving the Company Parties or the GTY Parties, each other Party shall, and shall cause its Affiliates to, cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary or desirable in connection with such contest or defense thereof, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party, except to the extent that the contesting or defending Party is entitled to indemnification therefor pursuant to Article 8.

5.5          Notice of Developments. Each Party shall provide the other Parties with prompt written notice of (a) any failure to comply with or satisfy, in any material respect, any of its covenants, conditions or agreements hereunder, or (b) any event, fact or circumstance that (i) would reasonably be expected to cause any of such Party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Transaction, (ii) would have been required to be disclosed by such Party under this Agreement had it existed or been known on the date hereof, (iii) gives such Party any reason to believe that any of the conditions of the other Party set forth in Article 7 would reasonably be expected not to be satisfied, (iv) is of a nature that is or would reasonably be expected to result in a Material Adverse Effect on any such Party, or (v) would require any amendment or supplement to the Circular or any GTY SEC Filing. Each Party shall have the obligation to supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described therein; provided, that to the extent such supplement or amendment relates to any matter that occurred or existed prior to the date of this Agreement, then such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warrant with respect to such matter contained in this Agreement, including for purposes of indemnification under Article 8; provided, further, that to the extent such supplement or amendment relates to any matter that occurs or arises on or after the date of this Agreement, then such supplement or amendment shall not form the basis of a claim for a breach hereunder (except to the extent caused by a failure to operate the Company Parties and the Business in the Ordinary Course of Business from and after the date of this Agreement), but may be considered for purposes of determining the satisfaction of the conditions in Article 7. Such obligations of the Parties to amend or supplement their respective Disclosure Schedules shall terminate on the earlier to occur of (i) the termination of this Agreement and (ii) the Closing Date.

5.6          No Solicitation of Transaction; No Trading.

(a)          The Company and its Affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives shall not, directly or indirectly, at any time after the date hereof until the termination of this Agreement: (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than as contemplated by this Agreement or any Ancillary Agreement or to effectuate the Closing) relating to any transaction involving (A) the sale of any Capital Stock, assets (other than the sale of inventory in the Ordinary Course of Business) or debt of the Company Parties, (B) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company Parties, or (C) any similar transaction or business combination involving the Company Parties (in each case, an “Acquisition Proposal”); (ii) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal; (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; (v) enter into any agreement or agreement in principle requiring any Party or Company Party to abandon, terminate or fail to consummate the Transaction or breach its obligations hereunder or thereunder; or (vi) propose or agree to do any of the foregoing. The Company and its Affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives, representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Acquisition Proposal (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and electronic data room access previously granted to any Person with respect to an Acquisition Proposal.

(b)          The Company and the Bonfire Holders’ Representative, for and on behalf of the Bonfire Holders, acknowledges and agrees that each is aware, and that the Company Parties, the Bonfire Holders and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the GTY Parties, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. The Company and the Bonfire Holders’ Representative hereby agree, for themselves and on behalf of the Company Parties, the Bonfire Holders and each of their respective Affiliates and representatives, that from the date of this Agreement until the termination of this Agreement, and while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of GTY, communicate such information to any other Person, take any other action with respect to GTY, or cause or encourage any Person to do any of the foregoing.

5.7          SEC Filings.

(a)          As promptly as practicable after the date hereof and subject to subsection (f), GTY shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b)          As promptly as reasonably practicable after the date hereof and the availability of the PCAOB Financial Statements of the Company and its Subsidiaries and the other target companies involved in the Roll-Up Transactions, GTY and the Company shall prepare and GTY shall file with the SEC the Registration Statement which shall (i) comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and (ii) include a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from GTY Shareholders to vote at the GTY Shareholder Meeting in favor of the GTY Shareholder Voting Matters that will also constitute a prospectus pursuant to which the securities of Holdings issuable in connection with the GTY Merger will be registered under the Securities Act. GTY and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing, and GTY shall thereafter, in compliance with the relevant requirements of the Securities Exchange Act, file and mail or deliver the Proxy Statement to the stockholders of GTY. Without limiting subsection (f) below, GTY shall advise the Company and the Bonfire Holders’ Representative as promptly as practicable (and in any event, within twenty-four (24) hours) after it receives notice of such effectiveness, of the respective times when any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of any of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Parties acknowledge that a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by GTY under the Securities Act and the Securities Exchange Act in connection with the Transaction (collectively, “Additional GTY Filings”) shall include disclosure regarding the Company Parties and the Business, and their management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the Company Parties to, as promptly as reasonably practicable, provide GTY with all information concerning the Bonfire Holders and the Company Parties, the Business, their management, operations and financial condition, in each case, that is reasonably required to be included in the Registration Statement, Additional GTY Filings or any other GTY SEC Filing. The Company shall make, and shall cause the Company Parties to make, their Affiliates, directors, officers, managers and employees reasonably available to GTY and its counsel in connection with the drafting of the Registration Statement and Additional GTY Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to the Bonfire Holders, the Company Parties or the Business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Registration Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement (it being understood and agreed that any information received by GTY pursuant to this Section 5.7 shall be subject to the provisions of Section 5.5). GTY shall make all necessary filings with respect to the Transaction under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. GTY, acting through the GTY Board, shall include in the Proxy Statement the recommendation of the GTY Board that the GTY Shareholders vote in favor of the adoption of this Agreement and the approval of the GTY Shareholder Voting Matters. Except as required by law (and based upon the advice of outside legal counsel), neither the GTY Board nor any committee thereof shall withdraw the GTY Board recommendation that the GTY Shareholders vote in favor of the adoption of this Agreement and the approval of the GTY Shareholder Voting Matters.

(c)          At least ten (10) days prior to Closing (and in furtherance of subsection (f) below), GTY shall begin preparing, in consultation with Bonfire Holders’ Representative, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transaction pursuant to Form 8-K (the “Closing Form 8-K”), which Closing Form 8-K shall be reasonably acceptable to the Bonfire Holders’ Representative. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the Transaction (“Closing Press Release”). Concurrently with the Closing, GTY shall distribute the Closing Press Release, and as soon as practicable thereafter (and in any event within four (4) business days (or such other applicable deadline)), file the Closing Form 8-K with the SEC.

(d)          The Company and Bonfire Holders’ Representative covenant and agree, jointly and severally, that the information (i) relating to the Bonfire Holders, the Company Parties or the Business, or any of their respective directors or officers, or (ii) provided by the Company, Bonfire Holders’ Representative or any Company Party, or any of their respective Affiliates or representatives, in any case of clause (i) and (ii) solely to the extent such information is supplied by the Company, Bonfire Holders’ Representative or any Company Party, or any of their respective Affiliates or representatives, for the purpose of inclusion in, and to be contained in or incorporated by reference in any GTY SEC Filing, including the Proxy Statement and any registration statement (including the Registration Statement) in connection with the transactions contemplated by this Agreement, any amendments or supplements thereto, and any solicitation materials filed with or furnished to the SEC pursuant to Rule 14a-12 under the Exchange Act or Rule 425 under the Securities Act, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (v) the time the Registration Statement (or any registration statement filed pursuant to the Registration Rights Agreement) is declared effective, (w) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GTY, (x) the time of the GTY Shareholder Meeting, (y) the Closing or (z) the time the Closing Form 8-K is filed with the SEC. If, at any time prior to Closing, any event or circumstance relating to the Bonfire Holders, the Company Parties of the Business, or their respective directors or officers, should be discovered by the Company or the Bonfire Holders’ Representative which should be set forth in an amendment or a supplement to the Proxy Statement, the Company or the Bonfire Holders’ Representative shall promptly inform GTY. The Company and the Bonfire Holders’ Representative covenant to GTY that all documents that the Company or the Bonfire Holders’ Representative is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Securities Exchange Act and the rules and regulations thereunder.

(e)          GTY covenants and agrees that the information (i) relating to the GTY Parties, or any of their respective directors or officers, or (ii) provided by the GTY Parties, or any of their respective Affiliates or representatives, in any case solely to the extent such information is supplied by the GTY Parties, or any of their respective Affiliates or representatives, for the purpose of inclusion in, and to be contained in or incorporated by reference in any GTY SEC Filing, including the Proxy Statement and any registration statement (including the Registration Statement) in connection with the transactions contemplated by this Agreement, any amendments or supplements thereto, and any solicitation materials filed with or furnished to the SEC pursuant to Rule 14a-12 under the Exchange Act or Rule 425 under the Securities Act, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (v) the time the Registration Statement (or any registration statement filed pursuant to the Registration Rights Agreement) is declared effective, (w) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GTY, (x) the time of the GTY Shareholder Meeting, (y) the Closing or (z) at the time the Closing Form 8-K is filed with the SEC. If, at any time prior to Closing, any event or circumstance relating to the GTY Parties, or their respective directors or officers, should be discovered by GTY or any other GTY Party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, GTY shall promptly inform the Company and the Bonfire Holders’ Representative. GTY covenants to the Company and the Bonfire Holders’ Representative that all documents that the GTY Parties are responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Securities Exchange Act and the rules and regulations thereunder.

(f)          Notwithstanding any other provision of this Agreement, GTY shall provide to the Company for its review and comment prior to filing the Signing Form 8-K, the Signing Press Release, the Registration Statement (including any amendments or supplements thereto), the Proxy Statement, the Additional GTY Filings, the Closing Form 8-K, the Closing Press Release, and any other filing made by GTY with the SEC or Nasdaq prior to the Closing Date. GTY shall provide the Company with a reasonable opportunity to review such materials prior to being filed or issued in accordance with this Agreement. GTY shall consider in good faith any comments provided by the Company in a timely manner prior to such filing or issuance.

5.8          Investor Presentations. Each Party shall, and shall cause its Affiliates and its and their respective officers, employees, and advisors, including legal and accounting advisors, to provide, on a timely basis, all cooperation and information that that is reasonably necessary and customary in connection with preparation of investor presentations related to the Transaction and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

5.9          Listing of Shares. GTY will use its commercially reasonable efforts to cause the Arrangement Shares (excluding the Exchangeable Shares) that will be issued in connection with the transactions contemplated hereby to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

5.10        Certain Business Relationships. The Company and the Company Parties, as applicable, shall cause all of the Contracts which are or are required to be set forth in Section 2.18 of the Company’s Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

5.11        Exercise of Company Rights. Upon the request of GTY, the Company or any Bonfire Holder, as applicable, shall exercise any rights it may have under the Company’s Organizational Documents or other agreement among the Bonfire Holders to compel the Bonfire Holders to (i) execute and deliver any documents, certificates, or agreements reasonably necessary to consummate transactions contemplated hereby and (ii) waive any rights with respect to appraisal of Bonfire Shares or similar rights, in each case, to the extent permitted by applicable Law, in the case of any Bonfire Holder in accordance with the Bonfire Holder’s obligations pursuant to the Voting and Support Agreement executed and delivered by such Bonfire Holder.

5.12       Financial Statements and Related Information. The Company shall use its best efforts to provide to GTY as promptly as practicable after the date of this Agreement (i) audited consolidated financial statements of the Company and its subsidiaries, including the audited consolidated balance sheet, statement of operations and comprehensive income (loss) and statement of changes in stockholders’ equity (deficit) and statement of cash flows as of and for the year ended December 31, 2017, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB and shall be unqualified, (ii) audited consolidated financial statements of the Company and its subsidiaries, including consolidated balance sheets, statement of operations and comprehensive income (loss) and statement of changes in stockholders’ equity (deficit) and statements of cash flows as of and for the nine (9) month period ended September 30, 2018 (and the unaudited comparable period in the prior year) together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB, (iii) all other audited and unaudited financial statements of the Company and its subsidiaries required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and/or the Closing Form 8-K and (iv) all selected financial data of the Company and its subsidiaries required by Item 301 of Regulation S-K, in each case to be included in the Registration Statement and the Closing Form 8-K (collectively, the financial statements and information referred to in this Section 5.13, the “PCAOB Financial Statements”).

5.13        Pre-Closing Reorganization. Prior to the Closing Date, the Company shall and the Bonfire Holders’ Representative shall cause the Company to effect a pre-closing reorganization substantially in the form set forth in Exhibit F (the “Pre-Closing Reorganization”), the exact form of which shall be settled by mutual agreement of the parties prior to Closing.

5.14        Trust Account. Upon the satisfaction of the conditions set forth herein and provision of notice thereof to the Trustee (which notice GTY shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, GTY (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use reasonable best efforts to cause the Trustee to (A) pay as and when due all amounts payable to shareholders of GTY holding GTY Common Stock sold in GTY’s initial public offering who shall have previously validly elected to redeem their shares of GTY Common Stock pursuant to GTY’s Organizational Documents and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein. Prior to the Closing, GTY shall not agree to, or permit, any amendment or modification of, or waiver under, the Trust Agreement without the prior written consent of the Company.

5.15        Incentive Plan. Prior to the Effective Time, GTY shall establish the GTY Equity Incentive Plan substantially in the form set forth on Exhibit G. GTY shall reserve up to 1,200,000 shares of GTY Common Stock (the “Bonfire Equity Incentive Allocations”) (as adjusted for stock splits, combinations and the like, and reduced by the number of Assumed Options) pursuant to the GTY Equity Incentive Plan for issuance of restricted stock or other equity-based awards to be granted with performance-based vesting at or after the Closing to employees who are employed in the Business. Subject to the prior written consent of Holdings (such consent not to be unreasonably withheld), the Founders shall have the right to allocate the Bonfire Equity Incentive Allocations (which allocations shall be made in a tax-efficient manner for Canadian residents to the extent reasonably practicable) among the Company’s employees, officers, and consultants, and on or within 30 days from the Closing Date, and Holdings shall provide the recipients with agreements setting forth such grants and allocations in accordance with the terms and conditions of the GTY Equity Incentive Plan.

5.16       Founder Employment Matters. Prior to the Effective Time, each of Corry Flatt and Alex Millar shall have executed and delivered to GTY: (i) a form of employment agreement substantially in the form set forth in Exhibit K (the “Founder Employment Agreements”), and (ii) a restrictive covenant agreement as of the date hereof, to be effective as of the Effective Time (the “Restrictive Covenant Agreements”). Prior to the Closing, to the extent requested by GTY, the Company shall use commercially reasonable efforts to obtain a restrictive covenant agreement, in form and substance substantially similar to the Restrictive Covenant Agreements, from each of the individuals set forth on Schedule 5.16 of the Company’s Disclosure Schedule.

5.17        Callco Election. CallCo shall make an election under Treasury Regulation Section 301.7701-3(c)(1)(i) of the Code, effective prior to the Closing Date, to be disregarded as an entity separate from its shareholder, GTY, and shall at all times thereafter remain so classified for U.S. federal tax purposes.

ARTICLE 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1          General. Following the Closing, each Party shall take such further actions and execute and deliver such further documents and instruments as may be required or reasonably requested by any other Party to consummate fully the Transaction and to effect the other purposes of this Agreement and the Ancillary Agreements.

6.2          D&O Indemnification.

(a)          From and after the Closing, GTY shall provide or shall cause to be provided to each individual who becomes a director of any GTY Party (the “Covered Persons”), rights to indemnification, advancement of expenses, exculpation from liability and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, exculpation from liability and directors’ and officers’ insurance set forth in the Organizational Documents of the Company.

(b)          For a period of six (6) years after the Closing, the GTY Parties shall either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the individuals who were officers, directors or managers of the Company Parties or the GTY Parties prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Company Parties for the benefit of such individuals.

(c)          From and after the Closing, in the event any GTY Party or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of GTY assume the obligations set forth in this Section 6.2.

(d)          The provisions of this Section 6.2, (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.3          Exchangeable Shares. From and after the Closing, none of the GTY Parties shall, and each shall cause Exchangeco not to, amend any provision of the Support Agreement in any manner that would prejudice the Bonfire Holders’ rights under or with respect to the Exchangeable Shares.

6.4          Registration Rights. GTY hereby provides the registration rights covenants (the “Registration Rights Covenants”) for the benefit of the Bonfire Holders receiving Arrangement Shares set forth in Exhibit E hereto.

6.5          Continued Listing of Shares. GTY will take such actions as are necessary to maintain the listing of the Arrangement Shares (excluding the Exchangeable Shares) and any shares of GTY Common Stock issued in connection with the Earnout Payment following the Closing.

6.6          Tax Matters. The Bonfire Holders’ Representative shall prepare, or cause to be prepared, and shall timely file, or cause to be filed, any Tax Return (or similar form for provincial and local Tax purposes) of the Company for any taxable period ending on or before the Closing Date (and any amendments thereto) (the “Company Returns”). To the extent that any Company Return needs to be filed after the Closing Date by the Company, GTY shall cause the Company to file such Return in the form delivered by the Bonfire Holders’ Representative. GTY shall (i) cause the Company and its Subsidiaries to provide the Bonfire Holders’ Representative with such assistance as may be reasonably requested by the Bonfire Holders’ Representative in connection with the preparation of any Company Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes of the Company and (ii) cause the Company to retain and provide the Bonfire Holders’ Representative with any records or other information that may be relevant to any Company Return, audit or examination, proceeding, or determination, in each case, to the extent relating to a Company Return. The costs and expenses associated with the preparation and filing of such Company Returns shall be treated as Transaction Expenses for purposes of this Agreement. The GTY Parties shall not amend any Company Return at any time following Closing unless (x) the Bonfire Holders’ Representative consents in writing to such amendment; (y) such amendment does not give rise to any incremental liability for Taxes for which the Bonfire Holders would otherwise be liable pursuant to subsection 8.1(a) hereunder; or (z) such amendment is required by Law.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1          Conditions to Obligations of the Company and GTY Parties. The obligations of the Company, the Bonfire Holders, and the GTY Parties to consummate the Transaction is subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)          the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing;

(b)          the Required Vote shall have been obtained;

(c)          the Arrangement, in the manner contemplated by the Plan of Arrangement, shall have been approved by the Bonfire Holders in the manner required by applicable Laws (including any conditions under the Interim Order);

(d)          the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of the GTY Parties and the Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

(e)          there shall not be any Law or Order in effect, or any other Order or Proceeding preventing consummation of the Transaction, in whole or in part, or any Proceeding seeking to restrain, prevent, change or delay the consummation of the Transaction, in whole or in part;

(f)          the GTY Share Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement and GTY shall have delivered to the Company evidence that, immediately prior the Closing (and following the GTY Share Redemption and payment of any expenses related to the transactions contemplated under this Agreement), that GTY will have no less than the Necessary Cash Amount in the Trust Account; and

(g)          the GTY Merger has been declared effective.

7.2          Conditions to Obligations of the GTY Parties. The obligations of each of the GTY Parties to consummate the Transaction are subject to satisfaction or written waiver (where permissible) of the following conditions:

(a)          each of the representations and warranties of the Company contained in Article 2 shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all material respects as of the Closing Date, except for the Fundamental Representations, which must be true and correct in all respects as of the Closing Date, in each case as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date);

(b)          each of the representations and warranties of the Bonfire Holders contained in Article 3 shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all respects as of the Closing Date, in each case as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date);

(c)          each Company Party and Bonfire Holder (including for certainty the Bonfire Holders’ Representative) shall have performed and complied with, in all material respects, all of the covenants and agreements in this Agreement to be performed by it prior to or at the Closing;

(d)          there shall not have been a Material Adverse Effect with respect to any Bonfire Holder, any Company Party or the Business;

(e)          Bonfire Holders’ Representative shall have delivered to GTY a certificate, dated as of the Closing Date, certifying (i) that each of the conditions specified above in Section 7.2(a), (b) and (c) is satisfied, (ii) the Organizational Documents of each Company Party, (iii) the authorizing resolutions of each Company Party, and (iv) the incumbency and signatures of the Persons signing this Agreement or any Ancillary Agreement on behalf of any Company Party;

(f)          the Consents or Permits set forth in Section 7.2(e) of the Company’s Disclosure Schedule shall have been obtained;

(g)          Bonfire Holders’ Representative shall have delivered to GTY the Escrow Agreement executed by Bonfire Holders’ Representative and the Escrow Agent;

(h)          those Bonfire Holders listed in Schedule 1 shall have delivered to GTY a duly executed Bonfire Holder Lockup Agreement;

(i)          Bonfire Holders’ Representative shall have delivered to GTY a good standing certificate (or equivalent certificate) issued not more than ten (10) days prior to the Closing Date for each Company Party;

(j)          Bonfire Holders’ Representative shall have delivered to GTY evidence of the termination of each Contract set forth on Section 2.18 of the Company Disclosure Schedule;

(k)          Bonfire Holders’ Representative shall have delivered to GTY duly executed pay-off letters, releases, Lien discharges and such other evidence of the satisfaction in full of all Debt of the Company Parties and the release of all Liens (other than Permitted Liens) on the assets and properties of the Company Parties;

(l)          Bonfire Holders’ Representative shall deliver to GTY the Founder Employment Agreements and the Restrictive Covenant Agreements, all duly executed by the counterparties to such agreements and the Founder Employment Agreements and Restrictive Covenant Agreements shall be in full force and effect;

(m)          GTY has received the PCAOPB Audited Financial Statements of the Company and the PCAOB Audited Financial Statements shall not materially deviate from the Annual Financial Statements or Interim Financial Statements;

(n)          no more than 5% of the Bonfire Shares shall be Cash-out Shares;

(o)          Bonfire Holders’ Representative shall have delivered to GTY evidence of completion of the Pre-Closing Reorganization; and

(p)          the Roll-Up Transactions have closed or will close substantially simultaneously with the Closing.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to GTY.

7.3          Conditions to Obligations of the Company. The Company’s and each Bonfire Holder’s obligation to consummate the Transaction is subject to satisfaction or written waiver (where permissible) the following conditions:

(a)          all of the representations and warranties of the GTY Parties contained in Article 3 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date);

(b)          each of the GTY Parties shall have performed and complied with, in all material respects, all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c)          GTY shall have delivered to Bonfire Holders’ Representative a certificate, dated as of the Closing Date, certifying (i) that each of the conditions specified above in Section 7.3(a), (b) and (c) is satisfied; (ii) the Organizational Documents of each GTY Party, (iii) the authorizing resolutions of each GTY Party, and (iv) the incumbency and signatures of the Persons signing this Agreement or any Ancillary Agreement on behalf of each GTY Party;

(d)          each of the GTY Parties, as applicable, shall have duly authorized and issued the Arrangement Shares, and duly delivered: (i) the Arrangement Shares less the Escrow Shares, and (ii) the Cash Consideration, to the Exchange Agent;

(e)          the applicable GTY Party shall have deposited the Escrow Shares and Cash Escrow Amount with the Escrow Agent;

(f)          the GTY Parties shall have delivered to Bonfire Holders’ Representative the Escrow Agreement duly executed by the GTY Parties;

(g)          the GTY Parties shall have delivered to Bonfire Holders’ Representative the Support Agreement duly executed by the parties thereto;

(h)          the applicable GTY Party shall have executed and delivered the Founder Employment Agreements and Restrictive Covenant Agreements;

(i)          the Arrangement Shares that are shares of GTY Common Stock shall be authorized for listing on Nasdaq subject only to official notice of issuance;

(j)          GTY shall have delivered to the Bonfire Holders’ Representative, a copy of the notice from the Internal Revenue Service approving the election by Callco (pursuant to Section 5.17) to be disregarded as an entity separate from its shareholder, GTY; and

(k)          there shall not have been a Material Adverse Effect with respect to any of the GTY Parties (other than, for this purpose, the Company and its Subsidiaries); provided that, without limiting Section 7.1(f) above, the determination of a Material Adverse Effect with respect to any of the GTY Parties shall not include any GTY Stock Redemption.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to the Bonfire Holders’ Representative.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1          Indemnification.

(a)          Indemnification by Bonfire Holders. Effective at and after the Closing, subject to the terms and conditions of this Article 8, the Bonfire Holders, acting through Bonfire Holders’ Representative, shall, severally and not jointly and severally, indemnify and hold harmless GTY, its Affiliates and their respective officers, directors, attorneys, accountants, representatives, agents, successors and assigns (such Persons, including the Company and its Subsidiaries from and after the Closing, collectively, the “GTY Indemnitees”) from and against any Losses resulting from, arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty of such Bonfire Holder or any Company Party in this Agreement, any Ancillary Agreement or any certificate delivered pursuant hereto or thereto, (ii) any breach of any covenant or agreement of any Bonfire Holder, Bonfire Holders’ Representative or any Company Party in this Agreement or in any Ancillary Agreement, (iii) any out-of-pocket Adverse Consequences relating to defense costs incurred by any GTY Indemnitee resulting from, arising out of or related to disputes or Proceedings among the Bonfire Holders, (iv) any and all unpaid Closing Date Indebtedness, to the extent not actually deducted from the Final Cash Consideration, (v) Taxes of any Company Party in respect of a period (or portion thereof) ending on or prior to the Closing Date other than any Taxes arising in connection with the Pre-Closing Reorganization, and (vi) the Special Indemnity Matter (collectively, the “GTY Indemnifiable Matters”). Bonfire Holders and Bonfire Holders’ Representative acknowledge and agree that no Bonfire Holder or controlling Affiliate of any Bonfire Holder shall (a) be a GTY Indemnitee for purposes of this Agreement solely by virtue of its direct or indirect ownership of any GTY Common Stock or Exchangeable Shares, or rights thereto, issued as equity consideration pursuant to this Agreement, or (b) have any claim or right to contribution or indemnity from any GTY Indemnitee (including any claim or right pursuant to Section 6.2 of this Agreement) with respect to any Loss paid by the Bonfire Holders pursuant to this Article 8.

(b)          Indemnification by GTY. Effective at and after the Closing, subject to the terms and conditions of this Article 8, GTY shall indemnify and hold harmless each Bonfire Holder and each of their Affiliates and their respective and their respective officers, directors, attorneys, accountants, representatives, agents, successors and assigns (such Persons, excluding the Company and its Subsidiaries from and after the Closing, collectively, the “Bonfire Holder Indemnitees”) from and against any Losses resulting from, arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty of any GTY Party (excluding the Company Parties) in this Agreement, any Ancillary Agreement or any certificate delivered pursuant hereto or thereto, (ii) any breach of any covenant or agreement of any GTY Party (excluding the Company Parties) in this Agreement or in any Ancillary Agreement or (iii) any Third Party Claim related to the foregoing that alleges facts that, if true, would entitle the Bonfire Holder Indemnitees to recovery under this Article 8 (collectively, the “Bonfire Holder Indemnifiable Matters” and, together with the GTY Indemnifiable Matters, the “Indemnifiable Matters”).

8.2          Limitations on Indemnification.

(a)          Survival.

(i)          The representations and warranties in this Agreement, any Ancillary Agreement and any certificate delivered pursuant hereto or thereto shall survive the Closing until the date that is eighteen (18) months following the Closing Date, except that (i) the Fundamental Representations and the representations and warranties of the Company related to fraud, willful breach or intentional misrepresentation shall survive for 90 days beyond the applicable limitations period, and (ii) the representations and warranties set forth in Section 2.11 shall survive until the date that is twenty-four (24) months following the Closing Date.

(ii)         The covenants and other agreements contained in this Agreement shall survive the Closing and remain in full force and effect until the date that is 90 days after such covenants have been performed in accordance with their terms.

(iii)        Any claim related to any intentional misrepresentation or fraud may be made at any time without limitation.

Notwithstanding the foregoing, any claim made under and in accordance with this Article 8 prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved.

(b)          Threshold. Subject to the other limitations set forth in this Agreement, including this Section 8.2, no amount shall be payable by any Indemnifying Party pursuant to, under, relating to or in connection with Section 8.1(a)(i) unless and until the aggregate amount of all Losses otherwise payable in connection with such breach exceeds an amount equal to $490,000 (the “Threshold”), after which the Indemnifying Party shall be liable for all Losses and not just those Losses that are in excess of the Threshold, subject to the other limitations set forth in this Article 8; provided, that the foregoing limitation shall not apply in respect of any Losses relating to (y) any breach of or inaccuracy in any Fundamental Representation, or (z) any intentional or fraudulent breaches of any representations or warranties.

(c)          Liability Cap. The Indemnifying Party’s Pro Rata Portion of the Escrow Amount shall serve as the maximum liability of any Indemnifying Party which may be recovered from the Indemnifying Party pursuant to, under, relating to or in connection with Section 8.1(a)(i) (the “Liability Cap”); provided, that the foregoing limitation shall not apply in respect of any Losses relating to (i) any breach of or inaccuracy in any Fundamental Representation, in which case the maximum liability of the Indemnifying Parties under this Agreement shall be (subject to subsection (d)(iii) below) the lesser of the Indemnifying Party’s Pro Rata Portion of such Losses and the Individual Arrangement Consideration actually received or receivable by such Indemnifying Party pursuant to this Agreement (provided that in the case of a breach of a Fundamental Representation in Article 3, recourse may only be had against the Bonfire Holder that breached such Fundamental Representation, in which case the maximum liability of such Bonfire Holder shall not exceed the Individual Arrangement Consideration received or receivable by such Bonfire Holder), (ii) any intentional or fraudulent breaches of any representations or warranties, in which case the maximum liability of all Indemnifying Parties under this Agreement shall be the lesser of the Indemnifying Party’s Pro Rata Portion of such Losses and the Individual Arrangement Consideration actually received or receivable by such Indemnifying Party pursuant to this Agreement (provided, however, that if such intentional or fraudulent breach is a result of an Indemnifying Party’s intentional or fraudulent breach then there shall be no limitation on such Indemnifying Party’s liability under this Agreement), or (iii) any breach of or inaccuracy in any of the representations and warranties set forth in Section 2.11, in which case the maximum liability of any Indemnifying Party under this Agreement shall be (inclusive of any liability for such breach(es) satisfied from the Escrow Amount) equal to the Indemnifying Party’s Pro Rata Portion of $14,700,000.

(d)          Other Limitations. (i) Notwithstanding any other provision of this Agreement, no Losses may be recovered from any Bonfire Holder in excess of the Individual Arrangement Consideration actually received by the Bonfire Holder pursuant to this Agreement, (ii) no Losses may be recovered from any Bonfire Holder in excess of its Pro Rata Portion of the Escrow Amount in respect of any breach of Fundamental Representation by any other Bonfire Holder and no Losses may be recovered from any Bonfire Holder in respect of any breach of covenant or any intentional or fraudulent breaches by any other Bonfire Holder (such other Bonfire Holder, a “Subject Bonfire Holder”), and subject to the other limitations set forth in this Agreement, the Subject Bonfire Holder shall be solely liable for any such breach or such intentional or fraudulent breach; (iii) no Indemnified Party shall be entitled to double recovery for any Claim even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by an Indemnifying Party in this Agreement; (iv) no Indemnifying Party shall be liable under this Agreement for any Losses to the extent that such Losses have been otherwise actually recovered by the Indemnified Party through any insurance; and (v) nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant of an Indemnifying Party under this Agreement. For purposes of calculating the indemnity limitations and caps set forth herein, any Arrangement Shares, if any, received by any Bonfire Holder shall be valued at the GTY Share Price.

8.3          Notice of Loss; Third-Party Claims.

(a)          If a GTY Indemnitee or a Bonfire Holder Indemnitee (the “Indemnified Party”) intends to make a claim for Losses under this Article 8, then the Indemnified Party shall give the party or parties obligated to provide indemnification pursuant to this Article 8 (the “Indemnifying Party”) written notice (a “Breach Notice”) of such Indemnifiable Matter which the Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement within thirty (30) days of such determination, setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation, warranty, covenant or agreement alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, (iii) the total amount of the actual out-of-pocket Loss or the anticipated Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), if known and quantifiable, and (iv) a copy of all material written evidence of Loss; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations under this Article 8, except to the extent that such failure shall have materially adversely affected the ability of the Indemnifying Party to defend against or reduce its or the Indemnified Party’s liability. The Indemnifying Party shall have thirty (30) days after receipt of the Breach Notice to dispute the contents of the Breach Notice. The Indemnified Party shall allow the Indemnifying Party to investigate the matter or circumstance alleged to give rise to the Indemnifiable Matter, and whether and to what extent any amount is payable in respect of the Indemnifiable Matter and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel during normal business hours, with advance written notice, and in such a manner so as not to interfere with the normal operations of such Indemnified Party, and the right to examine and copy any accounts, documents or records (not subject to any privilege)) as the Indemnifying Party may reasonably request. If the Indemnified Party and the Indemnifying Party are unable to resolve the disputes to the Breach Notice, if any, within thirty (30) days of the Indemnifying Party’s receipt of the Breach Notice, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b)          If an Indemnified Party receives notice of any Proceeding with respect to an Indemnifiable Matter which may give rise to a claim for Losses under this Article 8 (a “Third Party Claim”), within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation, warranty, covenant or agreement alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, (iii) the total amount of the actual out-of-pocket Loss or the anticipated Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), if known and quantifiable, and (iv) a copy of any correspondence or notice received from the relevant third party and all material written evidence of the Loss; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations under this Article 8, except to the extent that such failure shall have materially adversely affected the ability of the Indemnifying Party to defend against or reduce its or the Indemnified Party’s liability. The Indemnifying Party shall have the right, at its option, by written notice given to the Indemnified Party not later than thirty (30) days after receipt of the Breach Notice, to assume the entire control of the defense, compromise or settlement of the Third Party Claim, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense that is reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim:

(i)          the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Party reasonably informed of the status of such defense;

(ii)         the Indemnified Party shall cooperate with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all information and documents related to such Third Party Claim; and

(iii)        the Indemnified Party (A) may participate in such defense and retain one law firm reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense if the Indemnified Party has been advised by outside legal counsel that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party or that there are one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or (B) may participate in such defense at the Indemnified Party’s expense in all other circumstances.

Notwithstanding anything to the contrary in this Section 8.3, the Indemnifying Party shall not be entitled to assume or conduct the defense of any Third-Party Claim (without the prior written consent of the Indemnified Party, in its sole discretion) if (i) such Third-Party Claim relates to or arises in connection with any criminal action, subpoena, criminal investigative demand, criminal investigation or criminal proceeding of a Governmental Body, (ii) such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to defend in good faith such Third-Party Claim, (iv) the assumption of the defense of the Third-Party Claim would, in the good faith judgment of the Indemnified Party, give rise to conflicts of interest, (v) the assumption of the defense of the Third-Party Claim would have, in the good faith judgment of the Indemnified Party, a material adverse effect on the business relationship between the Indemnified Party and any Persons with whom it has material business dealings, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party’s counsel is not reasonably satisfactory to the Indemnified Party, or (viii) the Indemnifying Party has not agreed and acknowledged in writing for the benefit of the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder with respect to such Third-Party Claim, subject to the limitations set forth in this Article 8. If the Indemnifying Party (i) does not elect to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) after assuming the defense of a Third-Party Claim, fails to take steps necessary to defend diligently such Third-Party Claim or (iii) is not entitled to defend the Indemnified Party against a Third-Party Claim pursuant to the first sentence of this Section 8.3, the Indemnified Party shall have the right, but not the obligation to, assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim (including the payment of the reasonable fees and expenses of the Indemnified Party’s counsel by the Indemnifying Party) shall not be adversely affected by assuming the defense of such Third-Party Claim. If the Indemnified Party conducts the defense of any Third-Party Claim, the amount to be paid by the Indemnified Party in the settlement or compromise of such Third-Party Claim without the prior consent of the Indemnifying Party to such payment amount shall not be deemed determinative of the amount of the indemnification payment owed by the Indemnifying Party to the Indemnified Party. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only which are indemnifiable in full by the Indemnifying Party and such Indemnifying Party has funded the payment of such monetary damages in full, (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim and (iii) such settlement does not include any statement or admission of fact regarding culpability of, or failure to act by or on behalf of, the Indemnified Party; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim in accordance with this Section 8.3, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party. Notwithstanding the foregoing, in no event shall the Indemnifying Party be required to assume any liability in excess of the limitations set forth in this Agreement.

8.4          Other Indemnification Matters. For purposes of determining (i) whether there has been any inaccuracy in or breach of any representation or warranty (ii) the amount of Losses resulting from any such inaccuracy in or breach of any representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 8, the representations and warranties contained in this Agreement shall be read as if such terms and phrases were not included in them.

8.5          Release of Escrow Amount from Escrow.

(a)          Subject to the terms of the Escrow Agreement, in the event that the GTY Indemnitees are entitled to indemnification from the Bonfire Holders pursuant to this Article 8, the Escrow Agent shall, upon the receipt of a joint written instruction from GTY and the Bonfire Holders’ Representative, or written instruction from GTY attaching a final non-appealable court order from a court of competent jurisdiction setting forth the amount of such Loss, release and transfer to the GTY Indemnitees pursuant to this Article 8: either (x) an amount in cash equal to 100% of such Loss, to the extent the GTY Indemnitees have suffered out-of-pocket Losses, or (y) to the extent such Losses are not out-of-pocket Losses suffered by any GTY Indemnitee, an amount in cash equal to 50% of such Loss and the number of Escrow Shares equal to the lesser of: that number of Escrow Shares then held in the Escrow Account equal to (A) the amount of 50% of the Loss, divided by (B) the 30-Day VWAP, calculated as of the date of such payment; and that number of Escrow Shares then held in the Escrow Account equal to (A) the amount of 50% of the Loss, divided by (B) $10.00, in each case, subject to the Escrow Agreement. Notwithstanding, the foregoing, the Bonfire Holders shall have the right (“Cash Settlement Right”), but not the obligation, to (A) pay to any GTY Indemnitee, in cash from the remaining Cash Escrow Amount, an amount equal to the value of the Escrow Shares that otherwise would be released and delivered to such GTY Indemnitee in respect of such Loss or (B) to the extent no GTY Indemnitee has suffered out-of-pocket Losses, pay to any GTY Indemnitee, in Escrow Shares (calculated as set forth above), an amount equal to the cash that would otherwise be released from the Escrow Account and delivered to such GTY Indemnitee in respect of such Loss.

(b)          Concurrently with any such transfer or release of Escrow Shares to the Bonfire Holders or to any GTY Indemnitee, each Party shall take all actions reasonably required to effect such transfer, including delivering such certificates (if the Escrow Shares are certificated), and related transfer powers and indemnities or giving written direction to the GTY Parties’ transfer agent (or requiring the Escrow Agent to provide such written direction) and, in the case of any transfer by Bonfire Holders to any of the GTY Indemnitees, providing customary representations as to organization, existence and good standing of the Bonfire Holders, the legal right and requisite power and authority of the Bonfire Holders to execute and deliver such instruments of transfer, the ownership and title to the Escrow Shares so transferred, that each Bonfire Holder has the sole right to transfer such Escrow Shares and has not granted any rights to purchase or interests of any kind in such Escrow Shares to any other Person, and that upon the closing of such transfer by Bonfire Holders to any of the GTY Indemnitees, the GTY Indemnitees shall receive record, legal and beneficial ownership of and good title to such Escrow Shares, free and clear of any Liens. Subject to the exercise by any Bonfire Holder of the Cash Settlement Right, effective upon delivery of the joint written instruction or final non-appealable court order from a court of competent jurisdiction setting forth the amount of a Loss, the Bonfire Holders’ Representative hereby grants a power of attorney and proxy in favor of GTY to take any action to consummate any of the actions contemplated by this Section 8.5(b) in respect of such Loss, which power of attorney and proxy is irrevocable, coupled with an interest and shall survive indefinitely

8.6          Exclusive Remedy. Except as provided in the last sentence of this Section 8.6, each Party hereby (a) acknowledges and agrees that, from and after the Closing, the sole and exclusive remedy of such Party, with respect to any and all claims for Adverse Consequences arising out of or relating to this Agreement or any Ancillary Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article 8, and (b) acknowledges and agrees that, to the extent required by applicable Law to be effective, the agreements, waivers and releases contained in this Section 8.6 are conspicuous. Notwithstanding any of the foregoing, nothing contained in this Article 8 or elsewhere in this Agreement or any Ancillary Agreement shall in any way impair, modify or otherwise any Party’s right to (y) bring any claim or Proceeding against any other Party based upon such other Party’s intentional misrepresentation or fraud, or (z) right to seek or obtain specific performance of any covenant or agreement required to be performed by the terms of this Agreement or any Ancillary Agreement.

8.7          Roll-Up Transactions. The Company and the Bonfire Holders’ Representative acknowledge and agree that GTY and Exchangeco are not making any representations or warranties with respect to the Persons (other than GTY and Exchangeco) that are party to the Roll-Up Transactions, and that all rights to claims against such Persons will reside solely with GTY and that none of the Company Parties or the Bonfire Holders will have any rights whatsoever to make such claims or be subrogated to such claims (except to the extent where such waiver is not permitted under applicable Law).

ARTICLE 9

TERMINATION

9.1          Termination of Agreement. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing by action taken or authorized by the board of directors of the terminating Party, notwithstanding any requisite approval and adoption of this Agreement and the Transaction by the GTY Shareholders referred to in Section 7.1(b) or the Bonfire Holders in Section 7.1(c), as follows:

(a)          by mutual written consent of each Party;

(b)          by either GTY or the Company, if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on March 31, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill, or whose Affiliates failure to fulfill on its behalf, any material obligation or condition under this Agreement been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)          by either GTY or the Company, if the GTY Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to GTY if GTY has failed to fulfill any material obligation or condition under this Agreement relating in any way to the conduct of the GTY Shareholder Meeting;

(d)          by either GTY or the Company, if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the Transaction, in whole or in part;

(e)          by either GTY or the Company if following the GTY Share Redemptions the aggregate amount of cash or cash equivalents in the Trust Account is less than the Necessary Cash Amount;

(f)          by GTY, (i) if any Company Party or any Bonfire Holder or Bonfire Holders’ Representative breaches any representation, warranty, covenant or agreement set forth in this Agreement (or any representation or warranty of any Bonfire Holder becomes untrue) such that the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by GTY to the breaching Party; provided, that no GTY Party is in material breach of its obligations under this Agreement; or (ii) if there has been a Material Adverse Effect with respect to any Bonfire Holder, any Company Party or the Business;

(g)          by the Company, if GTY or Exchangeco breaches any representation, warranty, covenant or agreement set forth in this Agreement (or if any representation or warranty of GTY or Exchangeco becomes become untrue), in either case, such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by Bonfire Holders’ Representative to the breaching Party; provided, that no Bonfire Holder or Company Party is in material breach of its obligations under this Agreement;

(h)          by GTY, if the Company Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Arrangement Resolution was not passed in accordance with the Interim Order;

(i)          by GTY, if Voting & Support Agreements representing no less than two-thirds of each of the (i) Common Shares of the Company, (ii) Preferred Shares of the Company, (iii) Series A Preferred Shares of the Company, (iv) Bonfire Warrants and (v) Bonfire Options are not executed and delivered by 3:45 p.m. Eastern Time on the second Business Day after the date of this Agreement or if such Voting & Support Agreements fail to be in full force and effect.

9.2          Effect of Termination.

(a)          If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, (a) any such termination shall not relieve any party from Loss for any fraud or willful breach of this Agreement and (b) Section 5.4(b), this Section 9.2, Article 10 (to the extent any defined terms are used in any of the other surviving provisions) and Article 11 shall survive the termination.

(b)           Limited Expense Reimbursement.

(i)          In the event that the Company terminates this Agreement pursuant to Section 9.1(b), Section 9.1(c), Section 9.1(e) or Section 9.1(g), GTY shall promptly reimburse, by wire transfer of immediately available funds, up to 50% of the Company’s Transaction Expenses; provided, however, GTY shall not be required to provide reimbursement under this Section 9.2(b) for any amounts in excess of $400,000 (the “Expense Reimbursement Payment”).

(ii)         Each of the Parties hereto agrees that if this Agreement is terminated and the Expense Reimbursement Payment is due and payable, and unless the Company elects in writing to waive its right to receive the Expense Reimbursement Payment, the Expense Reimbursement Payment shall be the sole and exclusive remedy of the Company and its Affiliates and all direct and indirect equityholders (whether at law, in equity, in contract, in tort or otherwise) against the GTY Parties and any of their respective direct or indirect, former, current or future stockholders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates, agents or assignees (each, a “GTY Related Party”) for any breach of this Agreement by any GTY Party or any Adverse Consequences suffered hereunder or under any other agreement executed in connection with the transactions contemplated hereby; provided that nothing in this Section 9.2(b)(ii) will limit the right of the Company and its Affiliates to bring or maintain, or receive damages in, any Action against a GTY Related Party arising out of or in connection with any breach of the Confidentiality Agreement. Subject to the proviso to the immediately preceding sentence, upon the Company’s receipt of full payment of the Expense Reimbursement Payment, (i) no GTY Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (ii) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any Action against any GTY Related Party arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (iii) the Company shall cause any Proceeding pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by the Company against any GTY Related Party, to be dismissed with prejudice promptly, and in any event within five (5) Business Days after the payment of the Expense Reimbursement Payment. The Company shall not be entitled to collect the Expense Reimbursement Payment on more than one occasion.

(iii)        Each of the Parties hereto acknowledges that the Expense Reimbursement Payment, as and when payable pursuant to this Section 9.2, is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party receiving such amount in the circumstances in which such amount is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE 10

DEFINITIONS

“Accounting Expert” has the meaning set forth in Section 1.6(d).

“Accounts Receivable” has the meaning set forth in Section 2.24(a).

“Acquisition Proposal” has the meaning set forth in Section 5.6(a).

“Additional GTY Filings” has the meaning set forth in Section 5.7(b).

“Adjustment Amount” has the meaning set forth in Section 1.7(a).

“Adverse Consequences” means all actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses (including interest, penalties, court costs and reasonable attorneys’ fees, expenses and costs of investigation, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement); provided, that in no event shall Adverse Consequences include any amounts paid in settlement, liabilities, losses, damages, and other costs or expenses that are or constitute punitive damages, except to the extent payable in connection with a Third Party Claim.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Option Exercise Price” means the aggregate exercise price payable in respect of all vested Bonfire Options and Bonfire Warrants outstanding as of immediately prior to the Closing Date.

“Agreement” has the meaning set forth in the preface of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Bonfire Holder Lockup Agreement, the Registration Rights Agreement, and each of the other agreements being executed and delivered pursuant to this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar laws and regulations regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Company and its Subsidiaries engages in business.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and GTY, each acting reasonably.

“Arrangement Consideration” has the meaning set forth in Section 1.3(b).

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Shareholder Meeting by the Bonfire Holders in substantially the form attached as Exhibit C.

“Arrangement Shares” means newly issued shares of GTY Common Stock or Exchangeable Shares (issued in such proportions as reflects the elections or deemed elections made by Bonfire Holders pursuant to received Letters of Transmittal) each valued at the GTY Share Price, representing a value in the aggregate equal to $49,000,000.

“Articles of Arrangement” has the meaning set forth in Section 1.1(a).

“Bid” has the meaning set forth in Section 2.13(a).

“Bonfire Board” means the board of directors of the Company.

“Bonfire Holder Indemnifiable Matter” has the meaning set forth in Section 8.1(b).

“Bonfire Holder Indemnitees” has the meaning set forth in Section 8.1(b).

“Bonfire Holder Lockup Agreement” means a lockup agreement substantially in the form of Exhibit I attached hereto.

“Bonfire Holders” has the meaning set forth in the preliminary statements, provided that for the purpose of the definition of “Individual Arrangement Consideration”, Article 1, Section 5.6(b), and Article 8 and Section 11.16 of this Agreement: (i) holders of vested Bonfire Options will be treated as Bonfire Holders based on the number of Bonfire Shares obtained when the In-the-money-amount is divided by the Closing Value of a Bonfire Share, and (ii) the holders of Bonfire Warrant will be treated as a Bonfire Holder based on the number of Bonfire Shares obtained when the In-the-money-amount is divided by the Closing Value of a Bonfire Share.

“Bonfire Holders’ Representative” has the meaning set forth in Section 11.16(a).

“Bonfire Options” means options to purchase Bonfire Shares pursuant to the terms of the Bonfire Stock Option Plan.

“Bonfire Shares” has the meaning set forth in the preliminary statements.

“Bonfire Stock Option Plan” means the amended and restated stock option plan of the Company dated July 26, 2017.

“Bonfire US” means Bonfire Interactive US Ltd., a wholly-owned subsidiary of the Company.

“Bonfire Warrant” means the share purchase warrant of the Company held by Silicon Valley Bank dated May 16, 2018.

“Breach Notice” has the meaning set forth in Section 8.3(a).

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or Toronto, Ontario.

“Callco” means 1176370 B.C. Unlimited Liability Company.

“Capital Stock” means, with respect to a Person, (a) the capital stock, shares, limited liability company interests, partnership or membership interests (whether general or limited) or other equivalents of such Person’s equity, however designated and whether voting or non-voting, and (b) options, warrants, convertible or exchangeable securities, purchase rights, subscription rights, conversion or exchange rights, calls, puts, rights of first refusal or other Contracts that would require such Person to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of the foregoing.

“Cash Consideration” means an amount equal to: (i) the Cash Purchase Price, less (ii) the Estimated Closing Indebtedness Amount, less (iii) the Purchase Price Escrow Amount, less (iv) the Cash Escrow Amount, less (v) the Representative Expense Fund, plus (v) the amount of any Estimated Working Capital Excess, less (vi) the amount of any Estimated Working Capital Deficit, plus (vii) the Estimated Closing Cash Amount.

“Cash Escrow Amount” means $4,900,000.

“Cash-out Shares” has the meaning set forth in Section 1.2(a).

“Cash Purchase Price” means $49,000,000.

“CASL” means an Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Company Shareholder Meeting and accompanying management proxy circular, including all schedules and exhibits thereto, to be sent by the Company to the Bonfire Holders in connection with the Company Shareholder Meeting.

“Closing” has the meaning set forth in Section 1.9.

“Closing Date” has the meaning set forth in Section 1.9.

“Closing Date Cash” means Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Date Indebtedness” means the Debt of the Company and its Subsidiaries as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Date Statement” has the meaning set forth in Section 1.5.

“Closing Date Working Capital” means (a) the sum of the total current assets of the Company and its Subsidiaries as of 11:59 P.M. on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities of the Company and its Subsidiaries as of 11:59 P.M. on the date immediately prior to the Closing Date; provided, for the avoidance of doubt, that Closing Date Working Capital shall (A) exclude (i)  any and all deferred Tax assets and liabilities for federal, state, local and non-U.S. income Tax purposes (other than as specifically referred to in subsection (B)), (ii) Closing Date Cash and Closing Date Indebtedness, (iii) gains or losses relating to derivative instruments or hedging activities and any assets or liabilities related to any margin accounts in respect of commodity derivative instruments or hedging activities, (iv) the costs resulting from any actions or inactions taken by the Company or its Subsidiaries at the request of GTY to be effective from and after the Closing, (v) any amounts required to be included as a current liability in accordance with GAAP in respect of the Company’s obligations to satisfy the redemption obligations in respect of the Preferred Shares include among the Bonfire Shares, (vi) any Taxes arising from the pre-Closing Reorganization, and (vii) deferred revenue in excess of 25% of the amount(s) otherwise required to be included in current liabilities in accordance with GAAP, and (B) include (i) the amount of any current Tax assets and liabilities (including, without limitation, any claim(s) by the Company in respect of refundable tax credits for scientific research and development expenses earned and accrued by the Company prior to the Closing) and treating any overpayments of Taxes by the Company or its Subsidiaries through the Closing (e.g., by way of estimated payments where the Company or its Subsidiaries would otherwise be entitled to a refund) as a current asset.

“Closing Form 8-K” has the meaning set forth in Section 5.7(c).

“Closing Press Release” has the meaning set forth in Section 5.7(c).

“Closing Value of a Bonfire Share” means the quotient obtained when (a) the sum of the (i) Cash Consideration, (ii) Purchase Price Escrow Amount, (iii) Escrow Amount, (iv) the product of the GTY Share Price and the number of Arrangement Shares (less the Escrow Shares) and (v) Aggregate Option Exercise Price is divided by (b) the fully diluted number of Bonfire Shares (assuming the exercise of all vested Bonfire Options and all unvested Bonfire Options, if any, that are accelerated prior to Closing and the exercise of all Bonfire Warrants) outstanding as of immediately prior to the Closing Date.

“Closing Value of a GTY Share” means the trading price of a share of GTY Common Stock as at the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Commercial Software” means any generally commercially available off-the-shelf software in executable code form or provided as a software-as-a-service offering that is available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations) or in the case of a software-as-a-service offering no more than $10,000 annually in the aggregate for all users or subscribers.

“Company” has the meaning set forth in the preliminary statements to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 2.16(a).

“Company Cash” means cash and cash equivalents of the Company and its Subsidiaries in accordance with GAAP; provided that Company Cash shall be net of the amount of outstanding checks, drafts of wire transfers (including any overdrawn accounts) and exclude any cash which is not freely usable to a subsequent purchaser or equity holder of the Company and/or its Subsidiaries because it is subject to restrictions or limitations on use or distribution by law or contract, including amounts held in escrow or as a deposit; provided, further, notwithstanding anything to the contrary, Company Cash shall in no event be less than zero.

“Company Government Contract” has the meaning set forth in Section 2.13(a).

“Company Government Subcontract” has the meaning set forth in Section 2.13(a).

“Company Parties” means, collectively, the Company and each of its Subsidiaries.

“Company Product” means the products and services that the Company currently markets, distributes, makes available or sells or licenses to customers.

“Company Returns” has the meaning set forth in Section 6.6.

“Company Shareholder Meeting” means the special meeting of Bonfire Holders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended, as well as any rules and regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 5.4(b).

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Covered Persons” has the meaning set forth in Section 6.2(a).

“Debt” means, without duplication, with respect to any Person, any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases, (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) obligations for the deferred purchase price of property or services, including, without limitation, the maximum potential amount payable with respect to earnouts, purchase price adjustments or other payments related to acquisitions, (f) any bonuses to the extent not included in current liabilities in the calculation of Closing Date Working Capital (including transaction-related bonuses), (g) any profit sharing payable, distributions payable, notes payable, or loans/advances payable, (h) any bank overdrafts, (i) any other liabilities recorded in accordance with GAAP on the balance sheet of the Company as of the Closing, including remaining obligations due to current or former employees, except to the extent accounted for in the Closing Date Working Capital, (j) any entity level Taxes payable and, for clarity, all payroll Taxes associated with transaction bonuses or other transaction based payments, past due payroll taxes, except to the extent accounted for in the Closing Date Working Capital or arising from the Pre-Closing Reorganization, (k) indebtedness or obligations of the types referred to in the preceding clauses (a) through (j) of any other Person secured by any Lien, and (l) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (k) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties; provided, however, that no amount shall be included a Debt in respect of any amounts required to be included as a current liability in accordance with GAAP in respect of the Company’s obligations to satisfy the redemption obligations in respect of the Preferred Shares included among the Bonfire Shares.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosure Schedule” means the respective disclosure schedules of (a) the GTY Parties and (b) Company, in each case, on the date of this Agreement and as may be amended, modified and supplemented after the date of this Agreement pursuant to Section 6.5, which such Disclosure Schedule shall be arranged in Sections corresponding to the numbered and lettered sections or subsections of this Agreement, and any information disclosed in any such section or subsection of the applicable Party’s Disclosure Schedule shall be deemed to be disclosed, apply to and qualify the section or subsection of this Agreement to which it corresponds in number or letter and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection. With respect to the Disclosure Schedule, by way of example and not limitation, (i) the disclosure of any facts or circumstances does not have the effect of disclosing any effects that are not the natural and probable consequence thereof; (ii) the disclosure of one or more claims arising out of similar facts or circumstances does not have the effect of disclosing other claims arising out of such facts or circumstances, (iii) the disclosure of an identified litigation matter does not have the effect of disclosing claims, facts or requested relief additional to or different than the claims or facts plead or relief requested in the complaints or pleadings relating to such litigation Made Available to the GTY Parties prior to the date hereof, (iv) the disclosure of wrongdoing or alleged wrongdoing by one or more Persons does not have the effect of disclosing similar wrongdoing by other Persons (whether pursuant to the same or different transactions, at the same or different sites, or otherwise) and (v) the disclosure of the failure of a Company Benefit Plan to comply with applicable Laws in one or more respects does not have the effect of disclosing other failures of such Company Benefit Plan to comply with applicable Laws.

“Disputed Amounts” has the meaning set forth in Section 1.6(c).

“Earnout Payment” has the meaning set forth on Exhibit B.

“Effective Time” has the meaning set forth in the Plan of Arrangement.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” has the meaning set forth in Section 1.3(a)(iii).

“Escrow Amount” means, as determined from time to time, the value of the Cash Escrow Amount and the value of the Escrow Shares, in each case, then remaining in the Indemnity Escrow Account.

“Escrow Shares” means newly issued shares of GTY Common Stock or Exchangeable Shares (issued in such proportions as reflects the elections or deemed elections made by Bonfire Holders pursuant to received Letters of Transmittal) each valued at the GTY Share Price, representing a value in the aggregate equal to $4,900,000.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.5(b).

“Estimated Closing Date Working Capital” has the meaning set forth in Section 1.5(a).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 1.5(b).

“Estimated Working Capital Deficit” has the meaning set forth in Section 1.5(a).

“Estimated Working Capital Excess” has the meaning set forth in Section 1.5(a).

“Exchange Agent” has the meaning set forth in Section 1.3(a)(i).

“Exchange Fund” has the meaning set forth in Section 1.3(b).

“Exchangeable Shares” means the exchangeable shares in the capital of Exchangeco as set out in the Plan of Arrangement.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in the articles of Exchangeco and to be substantially in the form set out in Exhibit A to the Plan of Arrangement.

“Exchangeco” has the meaning set forth in the preface to this Agreement.

“Final Cash Consideration” has the meaning set forth in Section 1.6(e).

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Closing Date, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 1.6(c) or Section 1.6(d), as applicable.

“Financial Reporting Manual” shall mean the SEC Financial Reporting Manual dated as of December 1, 2017.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“Foreign Benefit Plan” has the meaning set forth in Section 2.16(a).

“Founder Employment Agreements” has the meaning set forth in Section 5.16.

“Fundamental Representations” means, collectively, (a) the representations and warranties of the Company set forth in Sections 2.1 (Organization, Qualification, Power), 2.2 (Authorization), 2.3 (Capitalization and Subsidiaries; Title to Bonfire Shares), 2.4 (Non-contravention; Required Consents), 2.5 (Brokers’ Fees), 2.6(d) (Transaction Expenses), 2.9 (Tax Matters) 2.18 (Affiliate Transactions; Certain Business Relationships), (b) the representations and warranties of the Bonfire Holders set forth in Article 3, and (c) the representations and warranties of the GTY Parties set forth in Sections 4.1 (Organization, Qualification, Power), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Non-contravention; Required Consents), 4.5 (Brokers’ Fees).

“GAAP” means, with respect to any of the GTY Parties and any Person incorporated, merged or in the United States, the generally accepted accounting principles in the United States and with respect to any Person incorporated, amalgamated or continued in Canada, means accounting principles generally accepted in Canada as set-out in the CICA Handbook – Accounting, in each case as in effect from time to time, consistently applied.

“Goods” has the meaning set forth in Section 2.23(a).

“Governmental Body” means any international, foreign or domestic federal, state, provincial or local government or quasi-governmental authority or any department, agency, subdivision, office, court or other tribunal of any of the foregoing, or any entity or enterprise owned, controlled or sponsored by any of the foregoing.

“GTY” has the meaning set forth in the preface of this Agreement.

“GTY Board” means the board of directors of GTY.

“GTY Class A Ordinary Shares” means the Class A ordinary shares of GTY, par value $0.0001 per share.

“GTY Class B Ordinary Shares” means the Class B ordinary shares of GTY, par value $0.0001 per share.

“GTY Common Stock” means the common shares of Holdings.

“GTY Equity Incentive Plan” means the GTY Equity Incentive Plan, substantially in the form of Exhibit G attached hereto.

“GTY Indemnifiable Matter” has the meaning set forth in Section 8.1(a).

“GTY Indemnitees” has the meaning set forth in Section 8.1(a).

“GTY Merger” has the meaning set forth in the preliminary statements.

“GTY Merger Sub” has the meaning set forth in the preliminary statements.

“GTY Parties” means, collectively, GTY and each of its Subsidiaries, including Exchangeco, Callco and including the Company and its Subsidiaries from and after the Closing.

“GTY Public Shares” means the GTY Class A Ordinary Shares sold in GTY’s initial public offering.

“GTY Public Units” means the units issued in GTY’s initial public offering consisting of one GTY Public Share and one-third of one GTY Public Warrant.

“GTY Public Warrant” means one whole warrant that was included in as part of the GTY Public Units, entitling the holder thereof to purchase one GTY Public Share at an exercise price of $11.50 per GTY Public Share.

“GTY SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by GTY with the SEC, including the Registration Statement, Additional GTY Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“GTY Shareholder Meeting” means an extraordinary general meeting of GTY for the GTY Shareholders to vote on the GTY Shareholder Voting Matters.

“GTY Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the approval of the Transaction, including the issuance of the shares of GTY Common Stock to be issued in connection with this Transaction and the Roll-Up Transactions, (b) the adoption and approval of the GTY Equity Incentive Plan, (c) to appoint, and designate the classes of, the members of the GTY Board, (d) providing GTY Shareholders with the opportunity to elect to effect a GTY Share Redemptions, (e) the GTY Merger and (f) any other proposals submitted to the vote of GTY Shareholders in the Proxy Statement.

“GTY Shareholders” means the holders of GTY Class A Ordinary Shares and the holders of GTY Class B Ordinary Shares.

“GTY Share Price” means the lesser of $10.00 per share (as adjusted for any stock splits, stock dividends, stock combinations or similar changes in the equity capitalization of GTY or Exchangeco, as applicable, on or prior to the Closing Date) and the lowest price per share at which shares of GTY Common Stock are issued to any other target in the Roll-Up Transactions or in connection with any equity financing completed by Holdings or GTY on or prior to the completion of the Arrangement.

“GTY Share Redemptions” means the election of an eligible holder of GTY Class A Ordinary Shares (as determined in accordance with GTY Organizational Documents and the Trust Agreement or pursuant to the rules and regulations of the SEC) to redeem all or a portion of such holder’s shares of GTY Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with GTY Organizational Documents and the Trust Agreement) in connection with the Proxy Statement or pursuant to rules and regulations of the SEC.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Holdings” has the meaning set forth in the preliminary statements.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements).

“In-the-money-amount” means an amount equal to the product of (i) the excess of the Closing Value of a Bonfire Share over the exercise price of such security and (ii) the number of Bonfire Shares into which such convertible security is exercisable.

“Indemnifiable Matters” has the meaning set forth in Section 8.1(b).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indemnity Escrow Account” means an escrow account designated by the Escrow Agent into which GTY and Exchangeco will deposit (i) the Escrow Shares and (ii) the Cash Escrow Amount.

“Individual Arrangement Consideration” means, with respect to a Bonfire Holder (i) at the election of such Bonfire Holder in accordance with Section 3.3 of the Plan of Arrangement, the Pro Rata Portion of either (A) the shares of GTY Common Stock or (B) Exchangeable Shares, less the Pro Rata Portion of the Escrow Shares, payable in accordance with the procedures set forth in Section 5.1 of the Plan of Arrangement, plus any funds payable to the Bonfire Holders out of the Representative Expense Fund in accordance with Section 11.16(f), provided that in the event that a Bonfire Holder does not provide GTY with satisfactory evidence, acting reasonably, that such Bonfire Holder satisfies the Investment Requirements, such Bonfire Holder shall receive in lieu of the Arrangement Shares to which it would otherwise be entitled, a cash payment equal to the GTY Share Price multiplied by the number of Arrangement Shares otherwise issuable to such Bonfire Holder, (ii) the Pro Rata Portion of the Cash Consideration payable in accordance with the procedures set forth in Section 5.1 of the Plan of Arrangement, (iii) the right to receive the Pro Rata Portion of the Escrow Shares and Cash Escrow Amount, if any, pursuant to the Escrow Agreement, provided that in the event that a Bonfire Holder does not provide GTY with satisfactory evidence, acting reasonably, that such Bonfire Holder satisfies the Investment Requirements, such Bonfire Holder shall receive in lieu of the Escrow Shares to which it would otherwise be entitled, a cash payment equal to the amount the Escrow Agent is able to sell such Escrow Shares for in open-market transactions (provided such Escrow Shares, if Exchangeable Shares, have been exchanged for shares of GTY Common Stock), less any brokerage fees or other transaction costs reasonably incurred in connection therewith, (iv) the right to receive the Pro Rata Portion of any amounts payable to the Bonfire Holders out of the Purchase Price Escrow Account pursuant to Section 1.6 and Section 1.7 and the Escrow Agreement and (v) the right to receive the Pro Rata Portion of an amount, if any, equal to the Earnout Payment (which shall be calculated and payable in accordance with Exhibit C of the Plan of Arrangement).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works, integrated circuit topographies and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which a Company Party use Intellectual Property which is not owned by them or pursuant to which a Company Party grants any other Person the right to use any Intellectual Property owned by them.

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, providing for, among other things, the calling and holding of the Company Shareholder Meeting.

“Internal Controls” has the meaning set forth in Section 4.6(d).

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, as well as any rules and regulations promulgated thereunder.

“Investment Requirements” means the certification by a Bonfire Holder that the issuance to such Bonfire Holder of the Arrangement Shares and/or Escrow Shares satisfies the applicable requirements of United States Securities Laws, which for certainty may be satisfied by the delivery to GTY of a duly executed and properly completed Letter of Transmittal.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used internally at the Company Parties’ premises or held at the Company Parties’ provider of data center facilities or other IT or cloud service providers for use in the operation of the Business.

“ITCs” has the meaning set forth in Section 2.9(c).

“Key Customers” has the meaning set forth in Section 2.22(a).

“Key Suppliers” has the meaning set forth in Section 2.23(a).

“Knowledge” means (a) in the case of the Company, the knowledge of Corry Flatt, Alex Millar, Trisha Jack and Kim Veenstra, after due inquiry; and (b) in the case of GTY or Exchangeco, the knowledge of Harry You and Carter Glatt, after due inquiry.

“Law” means any foreign or domestic federal, state, provincial or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, treaty or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or sub-leasehold estates and other material rights to use or occupy any land, Improvements or other interest in real property held or granted by the Company Parties.

“Leases” means all Contracts pursuant to which any Company Party holds or grants a leasehold or sub-leasehold estate, license or other rights to use or occupy any Leased Real Property, including all amendments, extensions, renewals, guaranties, Consents, non-disturbance agreements and other agreements with respect thereto.

“Letter of Transmittal” means the letter of transmittal to be distributed to Bonfire Holders in connection with the Company Meeting in the form set forth in Exhibit J.

“Liability Cap” has the meaning set forth in Section 8.2(c).

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, transfer restriction (other than restrictions under the Securities Act and state securities Laws), right of first refusal, easement, right of way or zoning restriction, other than any license of Intellectual Property.

“Losses” means all Adverse Consequences directly relating to an Indemnifiable Matter.

“Made Available” shall mean that the information referred to has been posted in a “data room” (virtual or otherwise) established by the Company and to which GTY has access, in each case, at least two (2) Business Days prior to the execution of this Agreement.

“Material Adverse Effect” means any event, change, development, occurrence, condition or effect with respect to a Party that, individually or in the aggregate, has had or could reasonably result in a material and adverse effect on the business, financial condition or results of operations of such Party; provided, that, to the extent any such event, change, development, occurrence, condition or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes after the date hereof generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (b) changes after the date hereof in general legal, tax, regulatory, political or business conditions in countries in which the Party does business, (c) any failure of such Party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may otherwise be limited by this definition, be considered in determining whether a Material Adverse Effect has occurred; (d) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (e) general conditions (including market or economic conditions) in the industries in which such Party operates; (f) a change after the date hereof in GAAP or the generally accepted accounting principles in the United States, as in effect from time to time, of a Party, as applicable, or interpretations thereof; (g) earthquakes, hurricanes, floods, or other natural disasters; or (h) any change resulting from the announcement or disclosure of the transactions contemplated by this Agreement (other than any announcement by the Company that is in violation of the terms of this Agreement or any Ancillary Agreement); provided further, in each of clauses (a), (b), (d), (e), (f) and (g) of this definition, so long as such event, change, development, occurrence, condition or effect referenced do not have a disproportionate effect on such Party (as compared to other participants in the industry in which such Party operates).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 2.12(a) of the Company’s Disclosure Schedule.

“Most Recent Fiscal Year End” means the fiscal year ended December 31, 2017.

“Nasdaq” means The Nasdaq Capital Market, or such other appropriate exchange or market operated by the Nasdaq Stock Market (or successor exchange or market).

“Necessary Cash Amount” means $325,000,000.

“OBCA” means the Business Corporations Act (Ontario).

“OHSA” has the meaning set forth in Section 2.15(j).

“Option Exchange Ratio” means (a) the Closing Value of a Bonfire Share divided by (b) the Closing Value of a GTY Share.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice, including with respect to frequency and amount, and with a view towards operating and maintaining the business rather than a view towards the sale of the business to an unaffiliated third party.

“Organizational Documents” means with respect to any entity, the articles of incorporation, memorandum of association and articles of association, deed of incorporation, certificate of formation or other applicable organizational, constitutional or charter documents relating to the creation, organization or incorporation of such entity, and the bylaws, operating agreement, memorandum of association and articles of association, partnership agreement or other applicable document relating to the operation, governance or management of such entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Company Parties.

“Owned Real Property” means all land, together with all Improvements located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company Parties.

“Party” and “Parties” have the meaning set forth in the preface of this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” shall have the meaning set forth in Section 7.2(m).

“Permit” means any license, import license, export license, franchise, authorization, permit, certificate, certificate of occupancy issued by any Person other than any license of Intellectual Property.

“Permitted Liens” means, collectively, (a) Liens for Taxes not yet due or payable or for Taxes that the Company Parties are contesting in good faith through appropriate Proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, (b) Liens of a landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) title of a lessor under a capital or operating lease, (d) Lien created by or through GTY, (e) Liens created by or arising under this Agreement, (f) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body or other third party, all of which do not materially interfere with the conduct of the business of the Company Parties, (g) pledges or deposits to secure the obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations to the extent reflected on the Latest Balance Sheet, (h) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate, and (i) Liens that will be released at Closing as a consequence of the consummation of the Transaction.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act).

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including without limitation, name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data; geolocation information, Internet Protocol (IP) addresses or any other personally identifiable information.

“Plan of Arrangement” means the plan of arrangement set forth in Exhibit A, as from time to time amended, supplemented or restated in accordance with the terms thereof.

“Pre-Closing Reorganization” has the meaning set forth in Section 5.13.

“Privacy and Security Requirements” means (a) all Privacy Laws, (b) all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between the Company Parties and any Person that are applicable to the Processing of Personal Information or Data.

“Privacy Laws” means any Laws or Orders applicable to the Company Parties in respect to the processing of Personal Information, including, without limitation, any Laws or Orders applicable to wiretapping, eavesdropping or the like; any Laws or Orders applicable to the Company Parties in respect to the Processing of biometric data, the Federal Trade Commission Act; the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), and the Act respecting the protection of personal information in the private sector (Quebec), in each case to the extent applicable to the Company Parties; and all Laws related to breach notification.

“Privacy Policies” means all written policies applicable to the Company Parties relating to the Processing of Personal Information, including without limitation all website and mobile application privacy policies of the Company Parties.

“Proceeding” means any claim, demand, action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether public or private, or civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Pro Rata Portion” means the percentage obtained by dividing (a) the number of Bonfire Shares owned by a Bonfire Holder as of the Closing Date, by (b) the total number of Bonfire Shares issued and outstanding as of immediately prior to the Closing (including, for such purpose, the aggregate number of Bonfire Shares issuable by the Company in respect of any vested Bonfire Options and the Bonfire Warrants calculated in accordance with this Agreement at the time of Closing).

“Proxy Statement” has the meaning set forth in Section 5.7(b).

“Proxy Statement Filing Date” means the date of filing of the preliminary Proxy Statement with the SEC.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 1.6(a).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.6(c).

“Purchase Price Escrow Account” has the meaning set forth in Section 1.3(a)(iii).

“Purchase Price Escrow Amount” has the meaning set forth in Section 1.3(a)(iii).

“Registration Rights Agreement” has the meaning set forth in Section 5.7(e).

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by GTY under the Securities Act with respect to shares of GTY Common Stock to be issued in connection with this Transaction and the Roll-Up Transactions.

“Required Vote” means the vote of such GTY Shareholders as set forth in the Proxy Statement required to approve the GTY Shareholder Voting Matters.

“Representative Expense Fund” has the meaning set forth in Section 11.16(f).

“Restrictive Covenant Agreements” has the meaning set forth in Section 5.16.

“Roll-Up Transactions” means the transactions contemplated by that certain (i) Agreement and Plan of Merger, dated as of the date hereof, by and among eCivis, Inc., a Delaware corporation, GTY, and the other parties listed therein; (ii) Agreement and Plan of Merger, dated as of the date hereof, by and among Open Counter Enterprises Inc., a Delaware corporation, GTY, and the other parties listed therein; (iii) Agreement and Plan of Merger, dated as of the date hereof, by and among CityBase, Inc., a Delaware corporation, GTY, and the other parties listed therein; (iv) Share Purchase Agreement, dated as of the date hereof, by and among Questica Inc., a corporation incorporated under the laws of Ontario, Canada, GTY, and the other parties listed therein and (v) Unit Purchase Agreement, dated as of the date hereof, by and among Sherpa Government Solutions LLC, a Delaware limited liability company, GTY, and the other parties listed therein.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, but not limited to, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), or the United Nations Security Council.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any relevant U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Security Breach” means breach, security breach, or breach of Personal Information or Data under applicable Laws.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program but in all circumstances excluding any licensing strings or keys or other copyright control mechanisms as described in the applicable documentation for the Software.

“Signing Form 8-K” has the meaning set forth in Section 5.7(a).

“Signing Press Release” has the meaning set forth in Section 5.7(a).

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades, and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Indemnity Matter” means any Adverse Consequences that result from the matters disclosed by the Company in Section 2.11(i) of the Company’s Disclosure Schedule.

“Subsidiary” means, with respect to any Person, means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Support Agreement” means the Support Agreement in substantially the form attached hereto as Exhibit L to be dated as of the Closing Date relating to the Exchangeable Shares and made among GTY, Callco and Exchangeco.

“Target Shareholder” means any holder of stock, equity or a security of a company who will receive shares of GTY Common Stock in a Target Transaction.

“Target Transaction” means the acquisition of eCivis, Inc., a Delaware corporation, Open Counter Enterprises Inc., a Delaware corporation, Questica Inc., a corporation incorporated under the laws of Ontario, Canada and Sherpa Government Solutions LLC, a Delaware limited liability company, each of which, taken in conjunction with the transactions contemplated by this Agreement, is intended to be part of a larger transaction that will qualify as a tax-deferred exchange under Section 351 of the Code.

“Target Working Capital” means $742,965.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, goods and services, harmonized sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge, including all employment insurance, health insurance and Canada, Quebec and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar government charges of any kind (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), including as a transferee or successor, by Contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c. 1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third Party Claim” has the meaning set forth in Section 8.3(b).

“Threshold” has the meaning set forth in Section 8.2(b).

“Tracking Applications” means any software disseminated by any entity on behalf of any of the Company Parties that is installed on consumers’ computers and used by any entity on behalf of any of the Company Parties to monitor, record or transmit information about activities occurring on the computers on which it is installed, or about information that is stored or created on, transmitted from or transmitted to the computers on which it is installed.

“Trade Control Laws” has the meaning set forth in Section 2.21.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction” means, collectively, the transactions contemplated and to be effected by this Agreement and the Ancillary Agreements

“Transaction Expenses” means any and all reasonable, documented, out-of-pocket legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by Bonfire Holders, any Company Party or GTY Party in connection with this Agreement and the Ancillary Agreements or in investigating, pursuing or completing the Transaction (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers).

“Trust Account” has the meaning set forth in Section 4.9.

“Trust Agreement” means the Investment Management Trust Agreement, dated October 26, 2016, by and between GTY and the Trustee.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Voting and Support Agreement” has the meaning set forth in the preface of this Agreement.

“WARN Act” has the meaning set forth in Section 2.15(d).

ARTICLE 11

MISCELLANEOUS

11.1        Fees and Expenses. Except as specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that: (a) upon and subject to the occurrence of the Closing, the Transaction Expenses of each Party shall be paid or reimbursed from the working capital of the GTY Parties.

11.2        Press Releases and Public Announcements. Except as may be required by applicable Law or provided herein (including under Section 6.7), no Party shall issue, or permit its Affiliates to issue, any press release or make any public announcement relating to the subject matter of this Agreement or the Transaction without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

11.3        Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes, except as set forth in Section 6.4(b), all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.4        Successors; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties named herein (including those deemed to be a Party hereto by virtue of the Plan of Arrangement) and their respective successors and permitted assigns. No Party may assign (whether pursuant to a merger, by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, GTY may, without prior written approval of any other Party, assign its rights, interests and obligations hereunder to an Affiliate as further described in the Recitals of this Agreement; provided, however, that notwithstanding such assignment (including any assignment to Holdings), GTY shall continue to be obliged to perform all of its obligations under this Agreement. Except the indemnified parties with respect to Section 6.2 and the Bonfire Holder Indemnitees and the GTY Indemnitees as provided in Article 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.5        Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.

11.6        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7        Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Bonfire Holders or the Company Parties, then to Bonfire Holders’ Representative:	121 Charles St. W. #C429, Kitchener ON N2G 1H6 Attention: Corry Flatt, President Facsimile: N/A Email: cflatt@gobonfire.com

with a copy to:	LaBarge Weinstein LLP 375 Water Street, Suite 501 Vancouver, British Columbia V68 1B8 Attention: James Smith Facsimile: 604.484.1064 Email: js@lwlaw.com

If to any of the GTY Parties or the Company following Closing:	Harry You 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144 Email: Harry@gtytechnology.com

with a copy to:	Winston & Strawn LLP 200 Park Avenue New York, NY 10166-4193 Attention: Joel L. Rubinstein, Esq. Jason D. Osborn, Esq. Facsimile: (212) 294-5336 Email: JRubinstein@winston.com JOsborn@winston.com

with a copy to:	Stikeman Elliott LLP 1155 René-Lévesque Blvd. West 41st Floor Montréal, Quebec H3B 3V2 Attention: John Leopold Facsimile: (514) 397-3222 Email: JLeopold@stikeman.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.8        Governing Law. This Agreement is governed by, and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.9        Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.10       Specific Performance. Each of the Parties hereby acknowledges and agrees that the transactions contemplated by this Agreement are unique and irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.11       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

11.12       Construction. The Disclosure Schedules, Exhibits and other attachments to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement as a whole, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto, (i) except as otherwise specifically provided herein, all references in this Agreement to the Company shall be deemed to include the Company and its Subsidiaries and (j) the Parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Disclosure Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Disclosure Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

11.13      Currency. All monetary amounts in this Agreement, unless otherwise expressly set forth herein, are expressed in U.S. Dollars.

11.14      Trust Account Waiver. Each of the Company and the Bonfire Holders’ Representative, for and on behalf of the Bonfire Holders, acknowledges that GTY has established the Trust Account for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of the GTY Parties entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Bonfire Holders’ Representative, for itself and the affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to GTY’s public shareholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to GTY’s public shareholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among GTY and the Company or the Company’s shareholders and will not seek recourse against the Trust Account (or distributions therefrom to GTY’s public shareholders) for any reason whatsoever.

11.15      Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement and any other agreements or deliveries referenced herein. Except to the extent named as a party to this Agreement and any other agreements or deliveries referenced herein, and then only to the extent of the specific obligations of such parties set forth in this Agreement and any other agreements or deliveries referenced herein, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Subsidiary of GTY will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement and any other agreements or deliveries referenced herein or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement and any other agreements or deliveries referenced herein. The GTY Parties hereby agree that a provision substantially similar to this Section 11.15 is or shall be included in each of the definitive agreement(s) giving effect to the Roll-up Transactions.

11.16      Bonfire Holders’ Representative.

(a)          Each Bonfire Holder shall be deemed to have appointed Corry Flatt (or his successor, as appointed in accordance with subsection (e) below) (“Bonfire Holders’ Representative”) to serve as Bonfire Holders’ Representative for and on behalf of Bonfire Holders, to give and receive notices and communications in connection with this Agreement, any Ancillary Agreement and the Transaction, to take all actions on behalf of the Bonfire Holders pursuant to this Agreement and any Ancillary Agreement, and to take all actions necessary or appropriate in the judgment of Bonfire Holders’ Representative for the accomplishment of the foregoing. More specifically, Bonfire Holders’ Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of each Bonfire Holder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each Bonfire Holder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such Bonfire Holder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to Bonfire Holders’ Representative. Bonfire Holders’ Representative shall be authorized to take all actions on behalf of Bonfire Holders in connection with any claims made under Article 8 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of the Bonfire Holders. No bond shall be required of Bonfire Holders’ Representative, and Bonfire Holders’ Representative shall receive no compensation for its services. Notices or communications to or from Bonfire Holders’ Representative shall constitute notice to or from each Bonfire Holder.

(b)          Bonfire Holders’ Representative shall not be liable for any act done or omitted hereunder as Bonfire Holders’ Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Bonfire Holders shall severally indemnify Bonfire Holders’ Representative and hold Bonfire Holders’ Representative harmless against any Adverse Consequences incurred without gross negligence or willful misconduct on the part of Bonfire Holders’ Representative and arising out of or in connection with the acceptance or administration of Bonfire Holders’ Representative’s duties hereunder.

(c)          A decision, act, consent or instruction of Bonfire Holders’ Representative shall constitute a decision of all Bonfire Holders and shall be final, binding and conclusive upon all Bonfire Holders. GTY is hereby entitled to rely on all statements, representations and decisions of Bonfire Holders’ Representative and shall have no liability to the Company Parties, Bonfire Holders and Bonfire Holders’ Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of Bonfire Holders’ Representative.

(d)          Bonfire Holders’ Representative, for himself and on behalf of each Bonfire Holder, represents and warrants that Bonfire Holders’ Representative has the legal capacity to execute and deliver this Agreement and to perform his respective obligations hereunder, and this Agreement has been duly and validly executed and delivered by Bonfire Holders’ Representative and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligations of Bonfire Holders’ Representative and each Bonfire Holder, enforceable against Bonfire Holders’ Representative and each Bonfire Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

(e)          By written notice to GTY given on or prior to the date of the filing of the Interim Order, the Bonfire Holders’ Representative shall have the right to appoint an institutional shareholder representation services provider (i.e., SRS Acquiom or similar provider) to act as the Bonfire Holders’ Representative pursuant to this Agreement, and upon giving such written notice the parties shall consider in good faith such amendments to this Agreement and Ancillary Agreements as may be reasonably required in order to give effect to such appointment.

(f)          At the Closing, GTY shall deposit a portion of the Cash Consideration in an amount determined in writing by the Company not exceeding US$250,000 (the “Representative Expense Fund”) into a bank account designated by the Bonfire Holder Representative. Each Bonfire Holder shall be deemed to have contributed its Pro Rata Portion of the Representative Expense Fund. The Representative Expense Fund shall serve as a fund for the fees and expenses of the Bonfire Holder Representative incurred in accordance with this Section 11.16, with any balance of the Representative Expense Fund not used for such purposes to be returned to the Bonfire Holders in accordance with their respective Pro Rata Portion. The Bonfire Holders agree that all interest or other income earned from the investment of the Representative Expense Fund in any Tax year shall be reported as allocated to the Bonfire Holders in proportion to their interests in the Representative Expense Fund.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BONFIRE INTERACTIVE LTD.

By:	/s/ Corry Flatt
Name: Corry Flatt
Title: Chief Executive Officer

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

1176370 B.C. UNLIMITED LIABILITY COMPANY

By:	/s/ Harry L. You
Name: Harry L. You
Title: Director

1176363 B.C. LTD.

By:	/s/ Harry L. You
Name: Harry L. You
Title: Director

CORRY FLATT, as Bonfire Holders’ Representative

/s/ Corry Flatt
Corry Flatt